                           ASSET ACQUISITION AGREEMENT

         THIS ASSET ACQUISITION AGREEMENT (this "AGREEMENT") is entered into as of September 25, 2000 by and between (1) FBL FINANCIAL GROUP, INC., an Iowa corporation ("FBL"), (2) FARM BUREAU LIFE INSURANCE COMPANY, an Iowa corporation ("FBLI") (3) KANSAS FARM BUREAU SERVICES, INC., a Kansas corporation ("KFBS"); (4) KANSAS FARM BUREAU LIFE INSURANCE COMPANY, INC. a Kansas corporation (the "INSURANCE SUBSIDIARY"); and (5) THE KANSAS FARM BUREAU, a Kansas nonprofit corporation ("KFB") (each sometimes referred to herein after as a "PARTY" and hereinafter sometimes collectively referred to as the "PARTIES").


                                    RECITALS

         A. The parties intend that, subject to the terms and conditions hereinafter set forth, the following transactions (the "TRANSACTIONS") shall occur:


                  Step One: Insurance Subsidiary will transfer all of its Assets, other than its 200,000 shares of FBL common stock (the "INSURANCE SUBSIDIARY ASSETS"), to FBLI in exchange for 3,410,999 shares of Series C Preferred Stock of FBL and the assumption of certain Liabilities of Insurance Subsidiary.

                  Step Two: Insurance Subsidiary will liquidate, distributing its 200,000 shares of FBL common stock and the Series C Preferred Stock of FBL received in Step One, to KFBS.

                  Step Three: KFBS will transfer certain Assets (the "KFBS ACQUIRED ASSETS"), consisting of not less than $1,380,026 of cash, and all of its other Assets except, (i) 42,000 shares of FBL common stock, (ii) the FBL stock received from Insurance Subsidiary in Step Two, (iii) the stock of its Subsidiaries, and (iii) approximately $8 million in other fair market value of Assets (the "KFBS RETAINED ASSETS") to FBL in exchange for
                  (i) one (1) share of Series C Preferred Stock of FBL, (ii) the assumption by FBL of the Graham Liability, and (iii) potentially up to 341,100 additional shares of Series C Preferred to the extent the fair market value of the KFBS Acquired Assets exceeds $1,380,026.

                  Step Four: KFBS will liquidate, distributing the KFBS Retained Assets and the Series C Preferred Stock of FBL received in Step Three to KFB.

                  The KFBS Acquired Assets and the Insurance Subsidiary Assets are referred to herein collectively as the "ACQUIRED ASSETS".

         B. The Transactions are intended to be treated in accordance with the purchase method of accounting and as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "CODE").

         C. Capitalized terms used herein as defined terms are defined in Article X of this Agreement or when initially used in this Agreement. When reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated or unless the context shall otherwise require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions of terms in this Agreement shall be applicable to both the plural and the singular forms of the terms defined when either such form is used in this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder", and other words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection, paragraph or clause.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and subject to the conditions herein stated, the parties agree as follows:

                                    ARTICLE I

                       THE TRANSFERS AND THE CONSIDERATION

         Section 1.1 The Transfer and the Consideration. On and subject to the terms and conditions of this Agreement at the Closing, KFBS agrees to transfer, convey and deliver to FBL the KFBS Acquired Assets and Insurance Subsidiary agrees to transfer, convey and deliver to FBLI the Insurance Subsidiary Assets, in exchange, respectively, for the KFBS Consideration and Insurance Subsidiary Consideration, as defined in Section 1.2 and 1.3, respectively.

         Section 1.2 The KFBS Consideration. FBL agrees to issue and deliver to KFBS at the Closing as the consideration for the KFBS Acquired Assets (i) one share of FBL Series C Cumulative Voting Preferred Stock having the terms set forth on the form of certificate of designations accompanying this Agreement as EXHIBIT A (the "SERIES C PREFERRED"), (ii) an agreement to assume the obligations of KFBS to John Graham described in the KFBS Disclosure Schedule ("THE GRAHAM LIABILITY"); and (iii) if the fair market value of the KFBS Acquired Assets exceeds $1,380,026, such number of additional shares of Series C Preferred as is calculated by dividing the fair market value of such KFBS Acquired Assets by 25.8425, but not to exceed 341,000 shares (the "KFBS CONSIDERATION").

         Section 1.3 Insurance Subsidiary Consideration. FBLI agrees to transfer and deliver to Insurance Subsidiary at the Closing as the consideration for the Insurance Subsidiary Assets 3,410,999 shares of Series C Preferred Stock, and to assume the Liabilities of Insurance Subsidiary reflected on the June 30, 2000 balance sheet of Insurance Subsidiary (the "INSURANCE

SUBSIDIARY CONSIDERATION"), excluding (i) Liabilities incurred prior to June 30, 2000, and not reflected on the June 30, 2000 balance sheet of Insurance Subsidiary (ii) Liabilities incurred prior to Closing and subsequent to June 30, 2000 other than in the ordinary course of business of Insurance Subsidiary and (iii) Liabilities paid prior to Closing and subsequent to June 30, 2000 in the ordinary course of business of Insurance Subsidiary (the "EXCLUDED INSURANCE SUBSIDIARY LIABILITIES"). The amount of the Excluded Insurance Subsidiary Liabilities shall be subject to audit and to approval by FBLI after Closing. The KFBS Consideration and the Insurance Subsidiary Consideration are referred to together herein as the "CONSIDERATION".

                                   ARTICLE II

                                   THE CLOSING

         Section 2.1 The Effective Time. The effective date and time of the Transactions (other than the Reorganization) (the "EFFECTIVE TIME") will be 12:01 a.m. Central Time on January 1, 2001 or such other date and time as shall be agreed upon by the parties.

         Section 2.2 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Transactions (the "CLOSING") will take place commencing at 9:00 a.m. Central Time on the second Business Day following the later of January 1, 2001 or two days following the date on which the last of the conditions set forth in Article VII shall be fulfilled or waived in accordance with this Agreement (the "CLOSING DATE"), at the offices of Blackwell Sanders Peper Martin LLP, attorneys for KFBS, KFB, and Insurance Subsidiary, unless another date, time or place is agreed to in writing by the parties hereto.

         Section 2.3 Deliveries at the Closing. At the Closing, (i) KFBS and Insurance Subsidiary will deliver to FBL and FBLI the various certificates, instruments, and documents referred to in Section 7.2 below; (ii) FBL and FBLI will deliver to KFBS and Insurance Subsidiary the various certificates, instruments, and documents referred to in Section 7.3 below; (iii) the appropriate parties will execute and deliver the agreements described in
Article III below; (iv) KFBS and Insurance Subsidiary will execute and deliver to FBL and FBLI such instruments of transfer and conveyance as FBL, FBLI and their counsel reasonably may request; and (v) FBL will deliver to each of Insurance Subsidiary and KFBS a stock certificate representing the Series C Preferred as specified in Section 1.2 and 1.3 above and such other instruments of assumption of Liabilities as KFB and KFBS and their counsel reasonably require;

                                   ARTICLE III

                                OTHER AGREEMENTS

         Section 3.1 Agreement With KFB. At the Closing, FBL, FBLI and KFB agree to execute the transition and indemnity agreement (the "TRANSITION AND INDEMNITY AGREEMENT") substantially in the form accompanying this Agreement as EXHIBIT B.

         Section 3.2 Registration Rights Agreement. At the Closing, FBL and
KFB agree to execute a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") substantially in the form accompanying this Agreement as EXHIBIT C.

         Section 3.3 Services and Royalty Agreements. At the Closing, FBLI agrees to execute a facilities agreement (the "SERVICES AGREEMENT") and a royalty agreement (the "ROYALTY AGREEMENT") substantially in the forms accompanying this Agreement as EXHIBIT D and EXHIBIT E, respectively.

         Section 3.4 Casualty Company Service Agreement. At or before the Closing, a casualty company service agreement between Insurance Subsidiary [and KFBS] (the "CASUALTY COMPANY SERVICE AGREEMENT"), substantially in the form accompanying this Agreement as EXHIBIT F, shall have been executed and delivered by the persons named therein.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF KFBS

         KFBS represents and warrants to FBL and FBLI that the statements made in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date,as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV, except as set forth in the KFBS Disclosure Schedule accompanying this Agreement and initialed by the parties as the same may be amended pursuant to this Agreement. The KFBS Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV. The parties agree that disclosure on one schedule shall be deemed disclosure for all representations and warranties, provided that the disclosure describes with reasonable specificity the matters required to be disclosed in connection with the other representations and warranties in order to give FBL knowledge of such matters.

         Section 4.1 Organization and Qualification of KFBS.

         (a) KFBS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas and has full corporate power, authority and legal right to conduct its Business as it is currently being conducted. KFBS is duly qualified to do business, and is in good standing, in the respective jurisdictions where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Copies of the articles of incorporation of KFBS, including all amendments thereof and copies of the By-Laws of KFBS, as currently in effect, have heretofore been delivered to FBL. KFBS does not have any other constitutive documents, other than its articles of incorporation and By-Laws.

         Section 4.2 Capitalization of KFBS. The authorized capital stock of KFBS consists solely of 10,000 shares of Class A common stock, $100 par value, of which 3,050 shares are issued and outstanding, 90,000 shares of Class B common stock, $100 par value, of which no shares are issued and outstanding, 1,500 shares of Class 5% preferred stock, $100 par value, of which no shares are issued and outstanding, 50,000 shares of Class 6% preferred stock, $100 par value, of which no shares are issued and outstanding, 50,000 shares of Class 7% preferred stock, $100 par value, of which 3,000 shares are issued and outstanding and 50,000 shares of Class 8% preferred stock, $100 par value, of which no shares are issued and outstanding.

         Section 4.3  Subsidiaries.

         (a) KFBS has four Subsidiaries other than the Insurance Subsidiary and as of the Closing will have no Subsidiaries other than the Insurance Subsidiary. Copies of the articles of incorporation and By-Laws (or other constitutive documents) of the Insurance Subsidiary have heretofore been delivered to FBL, and such copies are accurate and complete as of the date hereof. The Insurance Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Kansas and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its Business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Material Adverse Effect. The Insurance Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect. Except for ownership of an equity interest in American Agricultural Insurance Company, Western Agricultural Insurance Company, Kansas Venture Capital and common stock of FBL and ownership of certain Investment Assets, the Insurance Subsidiary does not own, directly or indirectly, any equity or similar interest in any Person that directly or indirectly conducts any activity which is material to Insurance Subsidiary.

         (b) The Insurance Subsidiary (i) possesses an Insurance License in each jurisdiction in which it is required to possess an Insurance License, and (ii) is duly authorized in Kansas and each other applicable jurisdiction to write each line of business reported as being written in the Insurance Subsidiary SAP Statements for 1999. All such Insurance Licenses, including, but not limited to, authorizations to transact reinsurance, are listed and described in the KFBS Disclosure Schedule and are in full force and effect without amendment, limitation or restriction, other than as described in the KFBS Disclosure Schedule, and neither KFBS nor the Insurance Subsidiary has Knowledge of any event, inquiry or Proceeding which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Insurance License.

         (c) The authorized capital stock of the Insurance Subsidiary consists solely of 6,000 shares of common stock, $100 par value, of which 6,000 shares of common stock are issued and outstanding. As of the date of this Agreement, KFBS is, directly or indirectly, the record and beneficial owner of 5,922 shares of common stock of the Insurance Subsidiary and certain members of the board of directors of the Insurance Subsidiary are the record and beneficial owners of 78 shares of common stock of the Insurance Subsidiary prior to the closing, KFBS will acquire such shares owned by the members of the Board of Directors of the Insurance Subsidiary without cost to Insurance Subsidiary. As of the Closing, KFBS will be, directly or indirectly, the record and beneficial owner of all of the Insurance Subsidiary stock. No Subsidiary Stock is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any Subsidiary Stock, and except for purchasing the 78 shares of common stock from the directors of the Insurance Subsidiary, there are no contracts, commitments, understandings or arrangements by which KFBS or Insurance Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of Subsidiary stock or securities convertible into or exchangeable or exercisable for any such shares. All of shares of Insurance Subsidiary stock are validly issued, fully paid and nonassessable and are (or will at the Closing be) owned by KFBS free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws or insurance laws).

         Section 4.4  Authority Relative to this Agreement.

         (a) KFBS and Insurance Subsidiary each has full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Boards of Directors of KFBS and Insurance Subsidiary and by KFB as the sole stockholder of KFBS. No other corporate proceedings on the part of KFBS, Insurance Subsidiary or KFB are necessary to authorize this Agreement and the transactions contemplated hereby.

         (b) This Agreement has been duly and validly executed and delivered by KFBS and (assuming this Agreement is a legal, valid and binding obligation of FBL) constitutes a legal, valid and binding agreement of KFBS and Insurance Subsidiary enforceable against KFBS and Insurance Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         Section 4.5 No Violation; Governmental Filings. Except as set forth in the KFSB Disclosure Schedule:

         (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach or violation of or default under the articles of incorporation or the By-Laws of KFB, KFBS or of the Insurance Subsidiary, (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract to which KFBS or the Insurance Subsidiary is a party or to which it or any of the Acquired Assets may be subject or (iii) constitute a breach or violation of or default under any Environmental Permit, Law, Order, or License to which KFBS or the Insurance Subsidiary is subject, other than, in the case of clauses (ii) and (iii), events or other matters that would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except for (i) the filing of this Agreement with and the approval of such by the Kansas Insurance Department and the Iowa Insurance Department, and (ii) the filings required under the HSR Act and the expiration or other termination of any waiting period applicable to the Sale under such act, no consent, approval, permit, notice, Order or authorization of, or registration, application, declaration or filing with (each a "CONSENT OR FILING") any Person is required with respect to KFBS or the Insurance Subsidiary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Consents or Filings the failure of which to make or obtain would not, individually or in the aggregate, prevent or be a material impediment to the consummation of the transactions contemplated hereby or have a Material Adverse Effect.

         Section 4.6 SAP Statements of Insurance Subsidiary. KFBS has previously delivered to FBL true and complete copies of the following:

         (a) the Annual Statements for the Insurance Subsidiary as of and for the years ended December 31, 1997, 1998 and 1999;

         (b) the Quarterly Statements for the Insurance Subsidiary as of and for the calendar quarter ended June 30, 2000;

         (c) any supplemental or separate statutory annual statements or quarterly statements for Insurance Subsidiary for any of the periods ended December 31, 1997, 1998 or 1999 or June 30, 2000, that are filed with any insurance Governmental Entity and that differ from the Annual Statements or the Quarterly Statements described in Section 4.6(a) or (b); and

         (d) the audited SAP balance sheets of Insurance Subsidiary as of December 31, 1997, 1998 and 1999 and the related audited summary of operations and statements of change in capital and surplus and cash flows of Insurance Subsidiary for each such year, together with the notes related thereto and the reports thereon of Deloitte & Touche, (collectively with the items described in Section 4.6(a), (b) and (c), the "INSURANCE SUBSIDIARY SAP STATEMENTS").

         Since December 31, 1999, Insurance Subsidiary has filed all SAP Statements required to be filed with or submitted to the appropriate regulatory authorities, except for such filings or submissions for which failure to so file or submit would not, individually or in the aggregate, have a Material Adverse Effect.

         Each Insurance Subsidiary SAP Statement complied (and, as to SAP Statements filed after the date of this Agreement, will comply) in all material respects with all applicable Laws when so filed, and all material deficiencies with respect to any such Insurance Subsidiary SAP Statement, of which KFBS has Knowledge, have been cured or corrected. Each Insurance Subsidiary SAP Statement (and the notes related thereto) referred to in
Section 4.6(a), (b), and (d) hereof was prepared (and, as to SAP Statements filed after the date of this Agreement, will be prepared) in accordance with SAP and presents (and, as to SAP Statements filed after the date of this Agreement, will present) fairly, in all material respects, the financial position of Insurance Subsidiary as of the respective dates thereof and the related summaries of operations and changes in capital and surplus and cash flows of Insurance Subsidiary for the respective periods covered thereby. To the Knowledge of KFBS, each Insurance Subsidiary SAP Statement (including the notes related thereto) referred to in Section 4.6(c) hereof was prepared (or, in the case of similar SAP Statements filed after the date of this Agreement, will be prepared) in accordance with the statutory accounting practices required by the insurance Governmental Entity in the jurisdiction in which such statement was (or will be) filed.

         Section 4.7 Reinsurance Agreements. To the knowledge of KFBS, no material amount recoverable pursuant to any material reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar material arrangements (collectively, "REINSURANCE AGREEMENTS") applicable to the Insurance Subsidiary or its properties or assets is not fully collectible in due course. Insurance Subsidiary is entitled to take full credit in its SAP Statements pursuant to applicable insurance laws, rules and regulations for such reinsurance, coinsurance or excess insurance ceded pursuant to any such Reinsurance Agreement. The KFBS Disclosure Schedule sets forth all reinsurance contracts or arrangements entered into by KFBS or Insurance Subsidiary in which KFBS or Insurance Subsidiary has ceded risk to any Person.

         Section 4.8 Reserves. The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of Insurance Subsidiary as established or reflected in its December 31, 1999 Annual Statement or in the June 30, 2000 Quarterly Statement, (the "INSURANCE SUBSIDIARY 2000 QUARTERLY STATEMENT"): (a)(i) were determined in accordance with generally accepted actuarial standards consistently applied,
(ii) were fairly stated in accordance with sound actuarial principles and
(iii) were based on actuarial assumptions that are in accordance with or more conservative than those specified in the related Insurance Contracts; (b) met, in all material respects, the requirements of the insurance Laws of Kansas and all other applicable jurisdictions; (c) included provision for all actuarial reserves and related statement items which ought to be established and (d) were, in the reasonable judgment of KFBS, adequate at such date (under generally accepted actuarial standards consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured Liabilities, claims and benefits incurred but not reported of Insurance Subsidiary under all outstanding Insurance Contracts pursuant to which Insurance Subsidiary has any Liability. To the Knowledge of KFBS, the actuarial opinion used in connection with the 1999 Annual Statement of Insurance Subsidiary is true, complete and accurate in all material respects. Insurance Subsidiary owns Assets that qualify as admitted assets under applicable insurance Laws in an amount at least equal to the sum of its statutory reserves and other similar amounts.

         Section 4.9 Absence of Certain Changes or Events. Except as set forth in the KFBS Disclosure Schedule, since June 30, 2000, each of KFBS and Insurance Subsidiary has conducted its Business only in the ordinary course of business, consistent with past practice, and there has not occurred (i) a Material Adverse Effect; (ii) except as required by SAP, any material change by Insurance Subsidiary in accounting principles, practices or methods; (iii) any material addition, or Insurance Subsidiary's reserve development involving a prospective material addition, to Insurance Subsidiary's reserves for future policy benefits or other policy claims and benefits other than as a result of ordinary sales activities or otherwise in the ordinary course of business; or
(iv) except as required by SAP, any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of Insurance Subsidiary. Except as set forth in the KFBS Disclosure Schedule, since June 30, 2000, there has not been any increase in the compensation payable or that could become payable by KFBS and Insurance Subsidiary to officers or key employees or any amendment of any of the compensation and benefit plans other than increases or amendments in the ordinary course.

         Section 4.10 No Undisclosed Liabilities or Litigation. Except as disclosed in the Financial Statements delivered to FBL pursuant to Sections
4.6 and 4.7 hereof or as set forth in the KFBS Disclosure Schedule, neither KFBS nor Insurance Subsidiary has any Liabilities, other than Liabilities arising since the June 30, 2000 Financial Statements in the ordinary course of business and consistent with past practice that, individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in the KFBS Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of KFBS, threatened against KFBS or Insurance Subsidiary before any Governmental Entity or arbitrator which, individually or in the aggregate, would have a Material Adverse Effect. Neither KFBS nor Insurance Subsidiary is subject to any Order, except for Orders which, individually or in the aggregate, would not have a Material Adverse Effect.

         Section 4.11 Takeover Statutes. KFBS has taken or will take all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (each a "TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the charter or By-Laws of KFBS is, or at the Effective Time will be, applicable to KFBS, FBL, the Transactions or any other transactions contemplated by this Agreement.

         Section 4.12  Compliance with Law.

         (a) Except as set forth in the KFBS Disclosure Schedule, neither KFBS nor Insurance Subsidiary is in violation (or, with notice or lapse of time or both, would be in violation) of any term or provision of any Law or Order applicable to it or any of the Acquired Assets, the violation of which , individually or in the aggregate with all other such violations, would have a Material Adverse Effect. KFBS has delivered to FBL all reports (including, but not limited to, draft reports) of examinations of the affairs of Insurance Subsidiary (including, but not limited to, market conduct examinations) issued by insurance Governmental Entities for any period ending on a date on or after January 1, 1995; except as set forth in the KFBS Disclosure Schedule, all deficiencies or violations in such reports for any prior period have been resolved. Except as set forth in the KFBS Disclosure Schedule, all outstanding Insurance Contracts issued or assumed by Insurance Subsidiary are, to the extent required by Law, on forms and at rates approved by the insurance regulatory authorities of the jurisdictions where issued except as would, individually or in the aggregate, not have a Material Adverse Effect or have been filed with and not objected to by such authorities within the periods provided for objection.

         (b) Except as set forth in the KFBS Disclosure Schedule, neither KFBS nor Insurance Subsidiary is a party to any Contract with or other undertaking to, or is subject to any Order by, or is a recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity which (i) currently has a Material Adverse Effect on its Business or the Acquired Assets, or (ii) has been received since January 1, 1995 and relates to its reserve adequacy or its marketing, sales, trade or underwriting practices or policies, nor, to the Knowledge of KFBS has KFBS or Insurance Subsidiary been notified in writing by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, Contract, undertaking, letter or other written communication.

         (c) KFBS has previously provided FBL with a true, complete and correct copy of KFBS's and/or Insurance Subsidiary's compliance program and procedures and, except as set forth in the KFBS Disclosure Schedule, KFBS has no Knowledge of any noncompliance therewith in any material respect.

         (d) KFBS and Insurance Subsidiary and each of their officers, independent contractors, subagents, consultants and employees who are required by reason of the nature of their relationship with KFBS or Insurance Subsidiary to be registered or appointed as an investment advisor, investment adviser representative, broker-dealer agent, broker-dealer, registered representative, sales person, insurance agent or insurance producer, commodity trading adviser, commodity pool operator or real estate broker or salesman with the SEC or the securities commission or insurance department of any state or any self-regulatory body or other Governmental Entity or any insurer, is duly registered or appointed as such and such registration or appointment is in full force and effect, except where the failure to be registered or to have such registration in full force and effect would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in the KFBS Disclosure Schedule, to the Knowledge of KFBS, none of KFBS or any of such other Persons has been enjoined, indicted, convicted or made the subject of any consent decree or administrative order on account of any material violation of applicable Law in connection with such Person's actions in any of the foregoing capacities or, to the Knowledge of KFBS, any enforcement or disciplinary proceeding alleging any such violation since January 1, 1995. KFBS and Insurance Subsidiary have filed all forms, reports, statements and other documents required by Law to be filed by them with the SEC, all other reports (periodic or otherwise) and registration statements, including, without limitation, reports in connection with sales of variable annuity or variable life contracts, and all amendments and supplements to all such reports and registration statements, and all such forms, reports, statements and other documents did not at the time they were filed (at the time they became effective and so long as they remain effective in case of registration statements and amendments thereto) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         Section 4.13  Assets.

         (a) Except as set forth in the KFBS Disclosure Schedule and except for Assets disposed of since June 30, 2000 in the ordinary course of business and consistent with past practice: (i) Insurance Subsidiary has good title to all Insurance Subsidiary Assets, and all such Insurance Subsidiary Assets are owned by Insurance Subsidiary, free and clear of all Liens, other than Permitted Liens, and the bonds, notes, debentures and other evidences of indebtedness that constitute Investment Assets, disclosed or otherwise reflected in its June 30, 2000 Quarterly Statement or acquired thereafter, are, to the Knowledge of KFBS, as of the date of this Agreement, in all material respects collectible in accordance with the terms of the Investment Assets and the documents relating thereto; (ii)(A) Insurance Subsidiary has a valid leasehold interest in all real property used in the conduct of its Business or of a type which would be required to be specifically disclosed by Insurance Subsidiary in Schedule A of its Annual Statement, free and clear of all Liens, other than Permitted Liens; (B) in the aggregate all such real property, other than unimproved land, is, in all material respects, in working condition, without need for repair and suitable for its current uses; and (C) Insurance Subsidiary owns, leases or otherwise has the valid right to use adequate means of ingress and egress to, from and over all such real property;
(iii) Insurance Subsidiary owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under Contract to use, all personal property that is material to the conduct of its Business, free and clear of all Liens other than Permitted Liens, and, in the aggregate, all such personal property is, in all material respects, in good operating condition and repair, ordinary wear and tear excepted, and is, in all material respects, suitable and adequate for its current uses; and (iv) Insurance Subsidiary has the right to use free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other Liens, other than Permitted Liens and other than contractual agreements with respect to licensing and maintenance fees, all Intellectual Property that is material to the conduct of its Business, all of which (other than related documentation, manuals, training materials and policy forms), as of the date of this Agreement, is listed in the KFBS Disclosure Schedule; and to the Knowledge of KFBS, neither KFBS nor Insurance Subsidiary is in material conflict with or violation or infringement of, nor has KFBS or Insurance Subsidiary received any written notice of any such conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property, including, without limitation, the Intellectual Property listed in the KFBS Disclosure Schedule.

         (b) No sales or brokerage commission or fee or other compensation is or will be payable in connection with any Real Property as a result of the consummation of the transactions contemplated hereby.

         Section 4.14  Environmental Matters.

         (a) Except as set forth in the KFBS Disclosure Schedule, to the Knowledge of KFBS, all Real Property (including all owners or operators thereof) is in substantial compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession of all Environmental Permits required under Environmental Laws and compliance with the material terms and conditions thereof, other than such Real Property in respect of which the failure to comply with applicable Environmental Laws is not reasonably likely (i) to have a Material Adverse Effect or (ii) to result in costs of further investigation, clean-up and related oversight, fines, penalties and third party claims. Except as set forth in the KFBS Disclosure Schedule, neither KFBS nor Insurance Subsidiary has received, nor does KFBS have Knowledge of, any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, that alleges that KFBS or Insurance Subsidiary or any Real Property (including any owner or operator thereof) is not in such compliance, and, to the Knowledge of KFBS there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future. Neither KFBS nor Insurance Subsidiary has been notified by, nor does KFBS have Knowledge of any notification by, any Governmental Entity that any such Environmental Permit will be modified, suspended or revoked or cannot be renewed or transferred in the ordinary course of business consistent with past practice or in connection with the Transactions.

         (b) Except as set forth in the KFBS Disclosure Schedule, to the Knowledge of KFBS, there is no Environmental Claim pending or threatened in writing against KFBS, Insurance Subsidiary, any Real Property (including any owner or operator thereof) or any Person whose Liability for any Environmental Claims Insurance Subsidiary has or may have retained or assumed either contractually or by operation of Law and to the Knowledge of KFBS, there are no facts existing on the date hereof which would result in any such Environmental Claim.

         (c) To the Knowledge of KFBS, there have been no releases, spills, leaks or discharges of Hazardous Substances at, from or to any Real Property (other than those properties set forth in the KFBS Disclosure Schedule) or any other property which required or is reasonably likely to require KFBS or Insurance Subsidiary to undertake investigation, abatement, removal, remedial, corrective or other response action pursuant to applicable Environmental Laws. To the Knowledge of KFBS, none of the Real Property (i) is listed or proposed for listing on any list maintained by any Governmental Entity of sites that may require investigation, abatement, removal, remedial, corrective or other response action, including, but not limited to, the CERCLIS or the NPL, (ii) other than those properties set forth in the KFBS Disclosure Schedule, is the subject of any investigation, abatement, removal, remedial, corrective or other response action, or (iii) is subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

         (d) Except as set forth in the KFBS Disclosure Schedule, to the knowledge of KFBS no Hazardous Substances were manufactured, generated, stored, treated, transported from or otherwise managed at any Real Property, nor were Hazardous Substances from any Real Property disposed of at any other property.

         (e) To the Knowledge of KFBS, there are no conditions or circumstances concerning or related to the Business or operations of KFBS or Insurance Subsidiary or at any Real Property, which would pose a risk to the environment, natural resources or the health and safety of any Person.

         (f) Except as set forth in the KFBS Disclosure Schedule, to the Knowledge of KFBS, there is no Real Property or formerly owned Real Property that was, or is, subject to notification and/or disclosure requirements pursuant to state property transfer statutes.

         (g) Except as set forth in the KFBS Disclosure Schedule, to the Knowledge of KFBS, there are no underground storage tanks or surface impoundments that ever existed, or currently exist, upon, in or under any Real Property.

         Section 4.15 Contracts. The KFBS Disclosure Schedule contains a true and complete list of all the following Contracts (true and complete copies of all such written Contracts having been made available to FBL), currently in force, to which Insurance Subsidiary is a party or by which any Insurance Subsidiary Assets are or may be bound, as such Contracts may have been amended to the date hereof:

         (a) all employment, consultation, retirement, termination, post-employment benefits, sign-on, and buy-out or Contracts with any present or former officer, director, trustee, employee, agent, broker or independent contractor of KFBS or Insurance Subsidiary including, but not limited to, loans or advances to any such Person or any Affiliate of such Person;

         (b) all Contracts (other than, with respect to Investment Assets, Contracts containing customary restrictions on the ability to own or operate competing real property in a specified geographic area) with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (i) limiting the ability of Insurance Subsidiary to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (ii) limiting the ability of any Person to compete with or obtain products or services from Insurance Subsidiary, which, in the case of any such Contract described in clauses (i) and (ii) would individually or together with other such Contracts have a Material Adverse Effect;

         (c) all Contracts relating to the borrowing of money in excess of $100,000 by Insurance Subsidiary or the direct or indirect guarantee by Insurance Subsidiary of any obligation of any Person for borrowed money or other financial obligation of any Person in excess of $100,000 (other than indebtedness in respect of Investment Assets), or any other Liability of Insurance Subsidiary in respect of indebtedness for borrowed money or other financial obligation of any Person in excess of $100,000 (other than indebtedness in respect of Investment Assets), including, but not limited to, any Contract relating to or containing provisions with respect to (i) the maintenance of compensating balances that are not terminable by Insurance Subsidiary without penalty upon not more than ninety (90) days' notice, (ii) any lines of credit or similar facilities, (iii) the payment for property, products or services of any other Person even if such property, products or services are not conveyed, delivered or rendered or (iv) any obligation to satisfy any financial obligation or covenants, including, but not limited to, take-or-pay, keep-well, make-whole or maintenance of working capital, capital or earnings levels or financial ratios or to satisfy similar requirements;

         (d) all Contracts (other than Insurance Contracts and other Contracts entered into in the ordinary course of business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by Insurance Subsidiary of any Person which is reasonably likely to result in a Liability to Insurance Subsidiary of $50,000 or more;

         (e) all leases or subleases or other arrangements for the use of Real Property and all other leases, subleases or rental or use Contracts providing for annual rental payments to be paid by or on behalf of Insurance Subsidiary, involving, in the case of each of the foregoing, annual payments in excess of $50,000;

         (f) all Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or acquisition of any interest in any business enterprise, and all Contracts relating to the future disposition of a material portion of the Assets of Insurance Subsidiary other than in each case any Investment Asset or interest in any business enterprise or Assets to be acquired or disposed of in the ordinary course of business;

         (g) all investment advisory Contracts with any investment company registered under the Investment Company Act or with any investment advisory client;

         (h) all Insurance Contracts which constitute Contracts for reinsurance, and any Contract pursuant to which Insurance Subsidiary receives or has received surplus relief including, with respect to each such Contract, the ceding and assuming Person, the business reinsured and the amount of the Liability reinsured;

         (i)      all other Contracts (other than (i) Insurance Contracts,
(ii) Contracts relating to Investment Assets entered into in the ordinary course of business, (iii) employment Contracts that are not otherwise required to be set forth in the KFBS Disclosure Schedule, and (iv) other Contracts which are expressly excluded under any other subsection of this Section 4.15) that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to Insurance Subsidiary of $50,000 or more, or that are otherwise material to Insurance Subsidiary;

         (j) list of all Contracts (other than individual Agent Contracts) between Insurance Subsidiary and any Person involving agency Contracts and marketing relationships;

         (k) all Contracts or arrangements (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities) between or among Insurance Subsidiary and any Subsidiary or Affiliate of KFBS;

         (l) all outstanding proxies (other than routine proxies in connection with annual meetings), powers of attorney or similar delegations of authority of KFBS or Insurance Subsidiary to an unrelated Person, other than those entered into in the ordinary course of business in connection with Investment Assets; and

         (m) all Contracts the terms of which provide that the Transactions will give rise to a severance liability for KFBS, or Insurance Subsidiary.

         The KFBS Disclosure Schedule also contains a listing of all Third Party Administrators of KFBS and the Insurance Subsidiary.

         Each of the Contracts listed in the KFBS Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of each of KFBS and Insurance Subsidiary to the extent that either is a party thereto, and, to the Knowledge of KFBS, of each other Person that is a party thereto. Except as set forth in the KFBS Disclosure Schedule, neither KFBS nor Insurance Subsidiary is, and, to the Knowledge of KFBS, no other party to such Contract is, in material violation, breach or default of any such Contract or, with or without notice or lapse of time or both, would be in material violation, breach or default of any such Contract, except for any violation, breach or default which, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the KFBS Disclosure Schedule, to the Knowledge of KFBS, no such Contract contains any provision providing that any party thereto other than KFBS or Insurance Subsidiary may terminate such Contract by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         Section 4.16 Insurance Issued by Insurance Subsidiary. Except as set forth in the KFBS Disclosure Schedule:

         (a) All material contracts, arrangements, treaties and agreements to which Insurance Subsidiary is a party with respect to reinsurance applicable to insurance in force on the date of this Agreement, and all material contracts, arrangements, treaties and agreements under which Insurance Subsidiary has any obligation to cede insurance, are valid, binding and in full force and effect in accordance with their terms. Insurance Subsidiary is not, and to the Knowledge of KFBS, no other party thereto is, in material default of any provision thereof and no such material agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions;

         (b) Except as set forth on the KFBS Disclosure Schedule, each insurance policy or certificate form, as well as any related application form, written advertising material and rate or rule currently marketed by Insurance Subsidiary, the use or issuance of which requires filing or approval, has been appropriately filed, and if required, approved by the insurance regulatory authorities of any state in which such policies and forms are required to be filed. To the Knowledge of KFBS, all such policies and certificates, forms, applications, advertising materials and rates or rules are in compliance in all material respects with all applicable Laws and regulations;

         (c) Since June 30, 2000, no form of Insurance Contract written by Insurance Subsidiary has been amended in any material respect and, except with respect to new states and new products, no sales of Insurance Contracts using any new forms have been commenced other than changes to forms which are not, in the aggregate, material to Insurance Subsidiary;

         (d) Since January 1, 1996 all claims and benefits claimed by any Person under any Insurance Contract of Insurance Subsidiary have or will have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Contracts under which they arose, and such payments were not delinquent and were paid (or will be paid) without fines or penalties, except for any such claims or claim for benefits of less than $100,000 for which the Insurance Subsidiary reasonably believes there is a reasonable basis to contest payment and is taking (or is preparing to take) such action;

         (e)      Except as set forth in the SAP Statements referred to in
Section 4.6, no provision in any policy in force gives policyholders the right to receive dividends or distributions on their policies (other than accruals of interest on cash values or as claim benefits) or otherwise share in the benefits, revenue or profits of Insurance Subsidiary. Except as paid in the ordinary course of business, Insurance Subsidiary is not liable to pay commissions upon the renewal of any insurance policy nor is it a party to any agreement providing for the collection of insurance premiums payable to Insurance Subsidiary by any other Person;

         (f) To the Knowledge of KFBS, (i) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for Insurance Subsidiary, was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for Insurance Subsidiary, and (ii) no such insurance agent or broker violated any term or provision of any Law or order applicable to any aspect (including, but not limited to, the marketing, writing, sale or production) of the Business of Insurance Subsidiary;

         (g) KFBS has provided FBL with a copy of all investment policies and procedures for Insurance Subsidiary;

         (h) Insurance Subsidiary is not in violation of Law regarding the Insurance Contracts in any matter in which the potential liability exceeds $50,000;

         (i) Except as set forth in the KFBS Disclosure Schedule, Insurance Subsidiary is not engaged in any activity that would require registration as an investment company, broker-dealer, investment advisor or fund administrator under any state or Federal Law, including the Exchange Act, the Investment Company Act and the Investment Advisers Act. Neither KFBS nor Insurance Subsidiary maintains or manages any open-end management investment company or portfolio as such terms are defined by the Investment Company Act;

         (j) Neither KFBS nor Insurance Subsidiary is engaged in the business of serving as a custodian or transfer agent;

         (k) Insurance Subsidiary has duly and validly filed or caused to be filed all material reports, statements, documents, registrations, filings or submissions that were required by applicable Laws to be filed except for those filings the failure of which to make would not have a Material Adverse Effect; all such filings complied with all applicable Laws in all material respects when filed, and to the Knowledge of KFBS, no material deficiencies have been asserted with respect to any such filings which have not been satisfied. Except as set forth in the KFBS Disclosure Schedule, all outstanding insurance policies, annuity contracts and assumption certificates issued by Insurance Subsidiary and now in force are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved, except where such premium rates would not have a Material Adverse Effect, and the premiums charged conform thereto, except where the failure to conform would not have a Material Adverse Effect; and

         (l) Except as set forth in the KFBS Disclosure Schedule, and with respect to all insurance issued:

                  (i) To the Knowledge of KFBS, no other party to any reinsurance, coinsurance or other similar agreement with Insurance Subsidiary is in default thereunder, except for such defaults that would not have a Material Adverse Effect; and

                  (ii) The Insurance Contracts of Insurance Subsidiary meet all the applicable definitions of the Code and ERISA, and the regulations and rulings thereunder, necessary to qualify for the tax and other benefits intended and promised to contract holders, including, but not limited to, treatment as life insurance contracts or annuity contracts under Sections 7702 and 72 of the Code, respectively.

         Section 4.17 Cancellations. Except as set forth in the KFBS Disclosure Schedule, since June 30, 2000, no Person or group of Persons acting in concert writing, selling or producing insurance business, which in the aggregate accounted for five percent (5%) or more of the gross premium income of Insurance Subsidiary for the period ended June 30, 2000, has terminated or substantially reduced, or threatened, in writing, to terminate or substantially reduce, its relationship with Insurance Subsidiary. Except as set forth in the KFBS Disclosure Schedule, to the Knowledge of KFBS, since June 30, 2000, no policyholder or group of policyholders acting in concert has withdrawn or given notice, in writing, of its intent to withdraw, or threatened, in writing, to withdraw, funds under any Insurance Contract to which Insurance Subsidiary is a party in excess of five percent (5%) or more of the insurance reserves of Insurance Subsidiary at June 30, 2000.

         Section 4.18 Operations Insurance. The KFBS Disclosure Schedule contains a true, complete and correct list of all liability, property, workers compensation, directors and officers liability, and other similar Insurance Contracts that will insure the Business or properties of Insurance Subsidiary or affect or relate to the ownership, use, or operations of any Acquired Asset and that have been issued to KFBS or Insurance Subsidiary (including, but not limited to, the names and addresses of the insurers, the expiration dates thereof, any deductible amounts in respect thereof, and the annual premiums and payment terms thereof) and a description of all claims thereunder or, to the Knowledge of KFBS any events which have occurred and may be covered thereunder, in either case in excess of $50,000 per incident since January 1, 1995 through the date hereof. All such insurance is in full force and effect and, to the Knowledge of KFBS, is with financially sound and reputable insurers. To the Knowledge of KFBS, all notices of reportable incidents with respect to such insurance occurring during the last five years have been given in writing to appropriate carriers on a basis sufficiently timely to preserve the right of recovery of such insurance. Except as set forth in the KFBS Disclosure Schedule, to the Knowledge of KFBS, no party to any Insurance Contract has stated, in writing, an intent or threatened, in writing, to terminate or materially increase the premium in respect of any such Insurance Contract.

         Section 4.19 Taxes and Tax Returns. Except as set forth in the KFBS Disclosure Schedule:

         (a) All Tax Returns required under applicable Law to be filed with or provided to any Person by KFBS or Insurance Subsidiary have been (and, as to Tax Returns not filed as of the date hereof, will be) timely filed or provided in the manner prescribed by Law and such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct, and all taxes shown due on such Tax Returns have been timely paid, together with any interest and penalties then due;

         (b) KFBS and Insurance Subsidiary have within the time and in the manner prescribed by Law paid (and until the Effective Time will pay within the time and in the manner prescribed by Law) all Taxes due and payable except for those contested in good faith and for which adequate reserves have been taken. No claim has ever been made by an authority in a jurisdiction where KFBS or Insurance Subsidiary does not file Tax Returns that such Person may be subject to Taxation by that jurisdiction;

         (c) KFBS and Insurance Subsidiary have established (and until the Effective Time will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable and all deficiencies asserted, proposed or threatened against KFBS or Insurance Subsidiary;

         (d) There are no Tax Liens upon the Assets of KFBS or Insurance Subsidiary except Liens for Taxes not yet due;

         (e) KFBS and Insurance Subsidiary have materially complied (and until the Effective Time will materially comply) with all applicable Laws relating to information reporting or to the withholding of Taxes (including, but not limited to, information reporting and withholding of Taxes pursuant to Sections 1441, 1442, 3402, 3405, 3406, 6041, 6041A, 6042 6047, 6049, 6051 and
6052 of the Code or similar provisions under any state, local or foreign Laws) and have, within the time and in the manner prescribed by Law, paid all amounts required to be so withheld and paid over under all applicable Laws;

         (f) Neither KFBS nor Insurance Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

         (g) Neither KFBS nor Insurance Subsidiary has executed any outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of KFBS and Insurance Subsidiary or those Tax Returns have been examined by the appropriate Taxing authorities for all periods through December 31, 1996, and no deficiency for any Taxes has been proposed, asserted or assessed against KFBS or Insurance Subsidiary that has not been resolved and paid in full;

         (h) No outstanding deficiencies, assessments or written proposals for the assessment of any Taxes have been proposed, asserted or assessed against KFBS or Insurance Subsidiary;

         (i) No Proceedings are presently pending with regard to any Taxes or Tax Returns of KFBS or Insurance Subsidiary. Neither KFBS nor Insurance Subsidiary has any Knowledge of any threatened Proceeding with respect to any such Taxes or Tax Returns. To the best of the Knowledge of KFBS and Insurance Subsidiary, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods which have not been audited by the IRS or other Taxing authority;

         (j) No power of attorney currently in force has been granted by KFBS or Insurance Subsidiary with respect to any matter relating to Taxes;

         (k) Neither KFBS nor Insurance Subsidiary has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any Taxing authority that would have a continuing adverse effect after the Effective Time. "TAX RULING" shall mean a written ruling of a Taxing authority relating to Taxes. "CLOSING AGREEMENT" shall mean a written and legally binding agreement with a Taxing authority relating to Taxes;

         (l) KFBS and Insurance Subsidiary have made available (or, in the case of Tax Returns not filed as of the date hereof or not immediately available, will make available) to FBL complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by or on behalf of KFBS and Insurance Subsidiary for all Taxable years since 1995 and (ii) all audit reports received from any Taxing authority relating to any Tax Return filed by KFBS or Insurance Subsidiary;

         (m) KFBS and Insurance Subsidiary are parties to a Tax allocation and sharing agreement with the other Subsidiaries of KFBS, as described in the KFBS Disclosure Schedule.

         (n) KFBS is not subject to Taxation under Part 1 of Subchapter L of the Code;

         (o) Neither KFBS nor Insurance Subsidiary is a party to any Contract or arrangement that, separately or in the aggregate, pursuant to which it has made or is required to make payments which could constitute "excess parachute payment" and be non-deductible pursuant to Section 280G of the Code;

         (p) Except as set forth in the KFBS Disclosure Schedule, no election under Section 338 of the Code (or any predecessor provisions) has been made by or with respect to KFBS or Insurance Subsidiary or any of their respective assets or properties;

         (q)      No property of KFBS or Insurance Subsidiary is property that
(i) KFBS or Insurance Subsidiary or any party to this transaction is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or (ii) is subject to the "alternative depreciation system" described in Section 168 of the Code;

         (r) Neither KFBS nor Insurance Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method as disclosed on IRS Form 3115 (copies of which are available to be reviewed by FBL) initiated by KFBS or Insurance Subsidiary and neither KFBS nor Insurance Subsidiary has proposed any such adjustment or change in accounting method;

         (s) All transactions that are likely to give rise to an understatement of federal income Tax (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1989, and within the meaning of Section 6662 of the Code for Tax Returns filed after December 31,
1989) have been adequately disclosed (or, with respect to Tax Returns not yet filed as of the date hereof, will be adequately disclosed) on the Tax Returns in accordance with Section 6661(b)(2)(B) of the Code for Tax Returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for Tax Returns filed after December 31, 1990;

         (t) All net operating loss carryovers available to offset future income of KFBS and Insurance Subsidiary have been disclosed in the KFBS Disclosure Schedule. The KFBS Disclosure Schedule discloses the amount of and year of expiration of each net operating loss carryover, and such net operating loss carryovers are not subject to any limitations or disallowances, including but not limited to Sections 382, 269 and 482;

         (u) All Tax credit carryovers available to offset future Tax liability of KFBS and Insurance Subsidiary have been disclosed in the KFBS Disclosure Schedule. The KFBS Disclosure Schedule discloses the amount of and year of expiration of each Tax credit carryover, and such Tax credit carryovers are not subject to any limitation or reduction;

         (v) Neither KFBS nor Insurance Subsidiary has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

         (w) No indebtedness of KFBS or Insurance Subsidiary is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code;

         (x) Neither KFBS nor Insurance Subsidiary has filed (or will file prior to the Effective Time) a consent pursuant to Section 341(f) of the Code concerning collapsible corporations or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as that term is defined in Section 341(f)(4) of the Code) owned by KFBS or Insurance Subsidiary;

         (y) Neither KFBS nor Insurance Subsidiary has engaged in any intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13 or Temporary Treasury Regulation Section 1.1502-13T for which any income or gain will remain unrecognized as of the date hereof and no "excess loss accounts" exist with respect to the stock of Insurance Subsidiary, within the meaning of Treasury Regulation Section 1.1502-19, as of the date hereof;

         (z) Neither KFBS nor Insurance Subsidiary has entered into a records retention agreement with any taxing authority;

         (aa) Neither KFBS nor Insurance Subsidiary has invested in any low income housing tax credit project for which a tax credit pursuant to
Section 42 was available to either KFBS or Insurance Subsidiary and such Tax credit was so taken by KFBS or Insurance Subsidiary;

         (bb) Neither KFBS nor Insurance Subsidiary owns any interest in any partnership or limited liability company, which interest has a negative capital account; and

         (cc) Neither KFBS nor Insurance Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to KFBS or Insurance Subsidiary that is reasonably likely to adversely affect the status of the Sale as a reorganization under Section 368 of the Code; and

         (dd) Section 4.19(dd) of the KFBS Disclosure Schedule sets forth the following information with respect to each of KFBS and Insurance Subsidiary as of the most recent practicable date, as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of KFBS or Insurance Subsidiary in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to KFBS or Insurance Subsidiary; and (C) the amount of any deferred gain or loss allocable to KFBS or Insurance Subsidiary arising out of any deferred intercompany transaction.

         Section 4.20 Benefit Plans. The KFBS Disclosure Schedule sets forth a complete and correct list of all Benefit Plans (as defined below). Except as disclosed in the KFBS Disclosure Schedule:

         (a) Each "employee pension benefit plan" (as defined in Section 3(2) of the ERISA) (hereinafter a "PENSION PLAN"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "WELFARE PLAN"), and each other plan, program, arrangement or policy (written or oral) relating to bonuses, deferred compensation, performance compensation, compensation, stock purchases, stock options, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefits, personnel policies, reimbursement programs, incentives, insurance, welfare or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by KFBS or Insurance Subsidiary for the benefit of any present or former officers, employees, agents, directors or independent contractors of KFBS or Insurance Subsidiary (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms, except for any failures that, individually or in the aggregate, would not have a Material Adverse Effect. All required contributions to the Benefit Plans have been or will, prior to Closing, be made. KFBS, Insurance Subsidiary and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements, except for those instances of non-compliance that, individually or in the aggregate, would not have a Material Adverse Effect. Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Benefit Plan have been delivered to FBL. Except as described in the KFBS Disclosure Schedule, copies of all summary plan descriptions, summaries of material modifications, other material communications concerning the Benefit Plans, and the three most recent Forms 5500 for each Benefit Plan (if required) have also been delivered to FBL.

         (b) Except as described in the KFBS Disclosure Schedule, none of KFBS or any other person or entity that together with KFBS is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "COMMONLY CONTROLLED ENTITY") maintains, sponsors or contributes to or within the past six years maintained, sponsored or contributed to a Pension Plan covered by Title IV of ERISA (a "TITLE IV PLAN").

         (c) Neither KFBS nor a Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

         (d) Except as described in the KFBS Disclosure Schedule, there are no pending claims (other than routine benefit claims), lawsuits or arbitrations which have been asserted or instituted, or to the Knowledge of KFBS threatened, against any Benefit Plan, any of the fiduciaries thereof or KFBS or Insurance Subsidiary with respect to their duties under the Benefit Plans.

         (e) Neither KFBS nor a Commonly Controlled Entity, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by KFBS is contemplated herein, in violation of Section 406(a) or (b) of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(i) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

         (f) Except as set forth in the KFBS Disclosure Schedule, the Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, received favorable determination letters from the IRS. Any voluntary employee benefit association intended to qualify under Section 501(c)(9) of the Code which provides benefits to current or former employees of KFBS and Insurance Subsidiary, or their beneficiaries, received a favorable determination letter from the Internal Revenue Service. Copies of all such determination letters have been delivered to FBL. No such trust or voluntary employee beneficiary association is subject to any excise tax or to taxation under Section 511 of the Code.

         (g) KFBS and Insurance Subsidiary have no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of any underfunded pension plan.

         (h) A complete and correct copy of the most recent actuarial report (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112) with respect to each Benefit Plan providing retiree medical or life insurance coverage for employees of KFBS and Insurance Subsidiary has been provided to FBL. Except as disclosed in the KFBS Disclosure Schedule, no current employee of KFBS or Insurance Subsidiary would be entitled if his or her employment with KFBS and Insurance Subsidiary is terminated to any retiree medical or insurance coverage other than as required by Section 4980B of the Code and applicable state law requiring continuation of insurance coverage.

         (i) Except as disclosed in the KFBS Disclosure Schedule any amount that could be received as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of KFBS or Insurance Subsidiary under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

         (j) Except as disclosed in the KFBS Disclosure Schedule or contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, as a result of such transactions or any event occurring thereafter (i) result in any payment becoming due to any employee (current, former or retired) of KFBS and Insurance Subsidiary, (ii) increase any benefits under any Benefit Plan or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

         (k) All group health plans of each Commonly Controlled Entity have been operated in compliance with the requirements of Sections 162(k) (as in effect immediately prior to the Technical and Miscellaneous Revenue Act of
1988), 4980B of the Code, and 9801 et seq. of the Code to the extent such requirements are applicable, except for any instances of non-compliance that, individually or in the aggregate, would not have a Material Adverse Effect.

         (l) There has been no act or omission by any Commonly Controlled Entity that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c), (i) or (l), Section 4071 of ERISA or Chapter 43 of the Code.

         Section 4.21  Labor Relations and Employment.

         (a) Except to the extent set forth in the KFBS Disclosure Schedule, (i) there is no labor strike, material labor dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of KFBS, threatened against or affecting KFBS or Insurance Subsidiary, and since January 1, 1995 there has not been any such action; (ii) to the Knowledge of KFBS, no union claims to represent the employees of KFBS or Insurance Subsidiary, there are no current union organizing activities among the employees of KFBS or of Insurance Subsidiary and KFBS has not received notice of any unfair labor practice complaint or charge against it pending before the National Labor Relations Board; (iii) neither KFBS nor Insurance Subsidiary is a party to or is bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of KFBS or of Insurance Subsidiary; (iv) there are no written personnel policies, rules or procedures applicable to employees of KFBS that will become employees of FBL or Insurance Subsidiary, other than those set forth in the KFBS Disclosure Schedule; and (v) Insurance Subsidiary is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours except for matters that could give rise to a liability of less than $50,000. The KFBS Disclosure Schedule sets forth all the employment agreements to which KFBS or Insurance Subsidiary is a party and which are part of the Acquired Assets. Such agreements accurately set forth all compensation which KFBS or Insurance Subsidiary is contractually obligated to pay each such person. Except as set forth in the KFBS Disclosure Schedule, no employee, officer, director or independent contractor of KFBS or Insurance Subsidiary is entitled to any payment of money or other thing of value or will receive any rights with respect to the capital stock of Insurance Subsidiary as a result of this Agreement.

         (b) Since the enactment of the WARN Act, neither KFBS nor Insurance Subsidiary has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of KFBS or Insurance Subsidiary; or
(ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of KFBS; nor has KFBS been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in the KFBS Disclosure Schedule, none of KFBS's or Insurance Subsidiary's employees has suffered an "employment loss" (as defined in the WARN Act) since December 31, 1999.

         (c) KFBS and Insurance Subsidiary each (i) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to the employees, former employees, directors and former directors of KFBS and Insurance Subsidiary, (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits except, in the cases of clauses (ii) and (iii) to the extent that any such violation or liability would not, individually or in the aggregate have a Material Adverse Effect.

         Section 4.22 Transactions with Affiliates. Except as set forth in the KFBS Disclosure Schedule or the SAP Statements, neither KFBS nor Insurance Subsidiary has entered into any transaction with an Affiliate in connection with which either KFBS or Insurance Subsidiary has continuing obligations, in the ordinary course of business or otherwise, which is not on terms at least as favorable to KFBS or Insurance Subsidiary as would have been applicable if such transaction had been entered into on an arm's-length basis with an unaffiliated third party. KFBS has not made or declared any dividend or distribution that was disproportionate in favor of any Affiliate.

         Section 4.23 Accredited Investor Status. Each of Insurance Subsidiary and KFBS is an Accredited Investor. Each of Insurance Subsidiary and KFBS has received all information concerning FBL that it has requested and has had sufficient opportunity to ask questions and receive answers from officers of FBL regarding all matters relating to FBL and its investment in the Series C Preferred.

         Section 4.24 Investment Company. Except as set forth in the KFBS Disclosure Schedule: (i) Insurance Subsidiary does not maintain any separate accounts; (ii) neither KFBS nor Insurance Subsidiary conducts activities of or is otherwise deemed under applicable law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the 1940 Act, whether or not registered under the Investment Advisers Act of 1940, as amended;
(iii) neither KFBS nor Insurance Subsidiary is an "investment company" as defined under the 1940 Act, and; (iv) neither KFBS nor Insurance Subsidiary sponsors any Person that is such an investment company.

         Section 4.25 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact.

                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF FBL

         FBL (and, where expressly so stated, FBLI) represents and warrants to KFBS and KFB that the statements made in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V, except as set forth in the FBL SEC Documents.. The parties agree that disclosure in the FBL SEC Documents shall be deemed disclosure for all representations and warranties, provided that the disclosure describes with reasonable specificity the matters required to be disclosed in connection with the representations and warranties in order to give KFBS and KFB knowledge of such matters.

         Section 5.1 Organization and Qualification. FBL is a corporation duly organized, validly existing and in good standing under the Laws of the State of Iowa and has full corporate power, authority and legal right to conduct its Business as it is currently being conducted. FBL is duly qualified to do business, and is in good standing, in the jurisdictions where the character of its Assets owned or leased or the nature of its Business makes such qualification necessary, except for failures to be so qualified or in good standing which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Each FBLI insurance subsidiary possesses an Insurance License in each jurisdiction in which it is required to possess an Insurance License. All such Insurance Licenses, including, but not limited to, authorizations to transact reinsurance, are in full force and effect without amendment, limitation or restriction, and FBL does not have Knowledge of any event, inquiry or Proceeding which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Insurance License.

         Section 5.2 Capitalization of FBL. FBL is capitalized as described in the June 30, 2000, Form 10Q filed for the period ending June 30, 2000 included in the FBL SEC Documents, except for subsequent purchases of Class A Common Stock by FBL pursuant to its announced share acquisition programs (including the FBL offer to purchase its Class A Common Shares announced on the date of this Agreement) and subsequent issuances of Class A Common Stock pursuant to outstanding employee and director option plans and other obligations.

         Section 5.3 Subsidiaries.

         (a) FBLI is a corporation duly organized, validly existing and in good standing under the laws of Iowa and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its Business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Material Adverse Effect. FBLI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect.

         (b) FBLI (i) possesses an Insurance License in Kansas and in each other jurisdiction in which it is required to possess an Insurance License, and (ii) is duly authorized in Iowa and each other applicable jurisdiction to write each line of business reported as being written in the FBLI 1999 Annual Statement. All such Insurance Licenses are in full force and effect without amendment, limitation or restriction, and FBLI has no Knowledge of any event, inquiry or Proceeding which is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Insurance License.

         (c) The authorized capital stock of FBLI consists solely of 994,000 shares of common stock, $50 par value, of which 50,000 shares are issued and outstanding. As of the date of this Agreement, FBL is, directly or indirectly, the record and beneficial owner of all 50,000 shares of common stock of FBLI. There are no contracts, commitments, understandings or arrangements by which FBL or FBLI is or may be bound to issue, redeem, purchase or sell additional shares of FBLI or securities convertible into or exchangeable or exercisable for any such shares. All of such shares of FBLI Stock are validly issued, fully paid and nonassessable and are owned by FBL free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws and insurance laws).

         Section 5.4  Authority Relative to this Agreement.

         (a) FBL and FBLI each has full power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Boards of Directors of FBL and FBLI. No other corporate proceedings on the part of FBL and FBLI are necessary to authorize this Agreement and the transactions contemplated hereby.

         (b) This Agreement has been duly and validly executed and delivered by FBL and FBLI and (assuming this Agreement is a legal, valid and binding obligation of KFBS, KFB and Insurance Subsidiary) constitutes a legal, valid and binding agreement of FBL and FBLI enforceable against FBL and FBLI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         Section 5.5  No Violation.

         (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach or violation of or default under the articles of incorporation or the By-Laws of FBL or FBLI, (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Assets of FBL or FBLI under, any of the terms, conditions or provisions of any Contract to which FBL or FBLI is a party or to which it or any of its Assets may be subject or (iii) constitute a breach or violation of or default under any Environmental Permit, Law or License to which FBL or FBLI is subject other than, in the case of clauses (ii) and (iii), events or other matters that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

         (b) Except for (i) the filings required under the HSR Act and the expiration or other termination of any waiting period applicable to the Transactions under such act, and (ii) the filing of appropriate documents with and such consents as may be required under the Investment Company Act and the Investment Advisors Act, (iii) the filing of such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing with the New York Stock Exchange of a supplemental application for approval for listing the Class A Common Shares issuable upon conversion or redemption of the Series C Preferred, subject to official notice of issuance, and (v) the approval of the Kansas Insurance Department, and the Iowa Insurance Department, no

Consent or Filing of or with any Person is required with respect to FBL or any FBL Subsidiary or any FBL Affiliate in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Consents or Filings the failure of which to make or obtain would not, individually or in the aggregate, prevent or be a material impediment to the consummation of the transactions contemplated hereby or have a Material Adverse Effect.

         Section 5.6 Reinsurance Agreements. Except as to matters which would not, individually or in the aggregate have a Material Adverse Effect, to the Knowledge of FBL no amount recoverable pursuant to any Reinsurance Agreements is not fully collectible in due course. FBLI is entitled to take full credit in its SAP Statements pursuant to applicable insurance laws, rules and regulations for such reinsurance, coinsurance or excess insurance ceded pursuant to any such Reinsurance Agreement.

         Section 5.7 Reserves. The aggregate actuarial reserves and other actuarial amounts held in respect of Liabilities with respect to Insurance Contracts of FBLI as established or reflected in its December 31, 1999 Annual Statement or in the June 30, 2000 Quarterly Statement, (the "FBLI 2000 QUARTERLY STATEMENT"): (a)(i) were determined in accordance with generally accepted actuarial standards consistently applied, (ii) were fairly stated in accordance with sound actuarial principles and (iii) were based on actuarial assumptions that are in accordance with or more conservative than those specified in the related Insurance Contracts; (b) met, in all material respects, the requirements of the insurance Laws of Iowa and all other applicable jurisdictions; (c) included provision for all actuarial reserves and related statement items which ought to be established and (d) were, in the reasonable judgment of FBLI, adequate at such date (under generally accepted actuarial standards consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured Liabilities, claims and benefits incurred but not reported of FBLI under all outstanding Insurance Contracts pursuant to which FBLI has any Liability. FBLI owns Assets that qualify as admitted assets under applicable insurance Laws in an amount at least equal to the sum of its statutory reserves and other similar amounts.

         Section 5.8 Absence of Certain Changes or Events. Except for the transfer of its disability income insurance business, or as disclosed in the FBL SEC Documents, since June 30, 2000, each of FBL and FBLI has conducted its Business only in the ordinary course of business, consistent with past practice, and there has not occurred (i) a Material Adverse Effect, or any event or events which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect; (ii) except as required by GAAP or SAP, any material change by FBLI in accounting principles, practices or methods; (iii) any material addition, or FBLI's reserve development involving a prospective material addition, to FBLI's reserves for future policy benefits or other policy claims and benefits other than as a result of ordinary sales activities or otherwise in the ordinary course of business; or (iv) except as required by GAAP or SAP, any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of FBLI.

         Section 5.9 No Undisclosed Liabilities or Litigation. Except as disclosed in the FBL SEC Documents, neither FBL nor FBLI has any Liabilities, other than Liabilities arising since the date of the applicable Financial Statement in the ordinary course of business and consistent with past practice that, individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in the FBL SEC Documents, there are no Proceedings pending or, to the Knowledge of FBL, threatened against FBL or FBLI before any Governmental Entity or arbitrator which, individually or in the aggregate, would have a Material Adverse Effect. Neither FBL nor FBLI is subject to any Order, except for Orders which, individually or in the aggregate, would not have a Material Adverse Effect.

         Section 5.10  Compliance with Law.

         (a) Neither FBL nor FBLI is in violation (or, with notice or lapse of time or both, would be in violation) of any term or provision of any Law or Order applicable to it or any of its Assets, the violation of which individually or in the aggregate with all other such violations, would have a Material Adverse Effect. All deficiencies or violations indicated in any report issued by any Insurance Governmental Entity for any prior period have been resolved, except for those deficiencies or violations which, individually or in the aggregate would not have a Material Adverse Effect. All outstanding Insurance Contracts issued or assumed by FBLI are, to the extent required by Law, on forms and at rates approved by the insurance regulatory authorities of the jurisdictions where issued except as would in the aggregate or individually, not have a Material Adverse Effect or have been filed with and not objected to by such authorities within the periods provided for objection.

         (b) Neither FBL nor FBLI is a party to any Contract with or other undertaking to, or is subject to any Order by, or is a recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity which (i) currently has a Material Adverse Effect on its Business or Assets, or (ii) has been received since January 1, 1995 and relates to its reserve adequacy or its marketing, sales, trade or underwriting practices or policies, nor, to the Knowledge of FBL, has FBL or FBLI been notified in writing by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, Contract, undertaking, letter or other written communication, except for matters which would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) FBLI has adopted a market conduct compliance program and procedures and FBL has no Knowledge of any noncompliance therewith, except for matters which would not, individually or in the aggregate, have a Material Adverse Effect.

         (d) FBL and FBLI and each of their officers, independent contractors, subagents, consultants and employees who are required by reason of the nature of their relationship with FBL or FBLI to be registered or appointed as an investment advisor, investment adviser representative, broker-dealer agent, broker-dealer, registered representative, sales person, insurance agent or insurance producer, commodity trading adviser, commodity pool operator or real estate broker or salesman with the SEC or the securities commission or insurance department of any state or any self-regulatory body or other Governmental Entity or any insurer, is duly registered or appointed as such and such registration or appointment is in full force and effect, except where the failure to be registered or to have such registration in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.
To the Knowledge of FBL, none of FBL or any of such other Persons has been enjoined, indicted, convicted or made the subject of any consent decree or administrative order on account of any violation of applicable Law which, individually or in the aggregate, would have a Material Adverse Effect, in connection with such Person's actions in any of the foregoing capacities or, to the Knowledge of FBL, any enforcement or disciplinary proceeding alleging any such violation since January 1, 1995. FBL and FBLI have filed all forms, reports, statements and other documents required by Law to be filed by them with the SEC, all other reports (periodic or otherwise) and registration statements, including, without limitation, reports in connection with sales of variable annuity or variable life contracts, and all amendments and supplements to all such reports and registration statements, and all such forms, reports, statements and other documents did not at the time they were filed (at the time they became effective and so long as they remain effective in case of registration statements and amendments thereto) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein.

         Section 5.11 Environmental Matters. Except for matters which would not individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of FBL, (i) all real property used in the Business of FBL or FBLI ("FBL Real Property") (including all owners or operators thereof) is in substantial compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession of all Environmental Permits required under Environmental Laws and compliance with the material terms and conditions thereof; (ii) neither FBL nor FBLI has received, nor do they have Knowledge of, any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, that alleges that FBL or FBLI or any Real Property (including any owner or operator thereof) is not in such compliance, and, to the Knowledge of FBL, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future; and (iii) neither FBL nor FBLI has been notified by, nor do they have Knowledge of any notification by, any Governmental Entity that any such Environmental Permit will be modified, suspended or revoked or cannot be renewed or transferred in the ordinary course of business consistent with past practice or in connection with the Transactions.

         Section 5.12 Insurance Issued by FBLI. Except with respect to matters which would not, individually or in the aggregate, have a Material Adverse
Effect:

         (a) All contracts, arrangements, treaties and agreements to which FBLI is a party with respect to reinsurance applicable to insurance in force on the date of this Agreement, and all contracts, arrangements, treaties and agreements under which FBLI has any obligation to cede insurance, are valid, binding and in full force and effect in accordance with their terms. FBLI is not, and to the Knowledge of FBLI, no other party thereto is, in default of any provision thereof and no such material agreement contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions;

         (b) Each insurance policy or certificate form, as well as any related application form, written advertising material and rate or rule currently marketed by FBLI, the use or issuance of which requires filing or approval, has been appropriately filed, and if required, approved by the insurance regulatory authorities of any state in which such policies and forms are required to be filed. To the Knowledge of FBLI, all such policies and certificates, forms, applications, advertising materials and rates or rules are in compliance with all applicable Laws and regulations;

         (c) Since January 1, 1996 all claims and benefits claimed by any Person under any Insurance Contract of FBLI have been or will be paid (or provision for payment thereof has been made) in accordance with the terms of the Contracts under which they arose, and such payments were not delinquent and were paid (or will be paid) without fines or penalties;

         (d) Except as paid in the ordinary course of business, FBLI is not liable to pay commissions upon the renewal of any insurance policy nor is it a party to any agreement providing for the collection of insurance premiums payable to FBLI by any other Person;

         (e) To the Knowledge of FBL, (i) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for FBLI, was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for FBLI, and
(ii) no such insurance agent or broker violated any term or provision of any Law or order applicable to any aspect (including, but not limited to, the marketing, writing, sale or production) of the Business of FBLI;

         (f) FBLI is not in violation of Law regarding the Insurance Contracts or the maintenance and management of any open-end management company or portfolio;

         (g) FBLI is NOT engaged in any activity that would require registration as an investment company, broker-dealer, investment advisor or fund administrator under any state or Federal Law, including the Exchange Act, the Investment Company Act and the Investment Advisers Act with respect to which it is not registered;

         (h) FBLI has duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings or submissions that were required by applicable Laws to be filed; all such filings complied with all applicable Laws when filed, and to the Knowledge of FBL, no deficiencies have been asserted with respect to any such filings which have not been satisfied. All outstanding insurance policies, annuity contracts and assumption certificates issued by FBLI and now in force are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto; and

         (i) With respect to all insurance issued: (i) to FBL's Knowledge, no other party to any reinsurance, coinsurance or other similar agreement with FBLI is in default thereunder; and (ii) the Insurance Contracts of FBLI meet all the applicable definitions of the Code and ERISA, and the regulations and rulings thereunder, necessary to qualify for the tax and other benefits intended and promised to contract holders, including, but not limited to, treatment as life insurance contracts or annuity contracts under Sections 7702 and 72 of the Code, respectively.

         Section 5.13 Cancellations. Since December 31, 1999, no Person or group of Persons acting in concert writing, selling or producing insurance business, which in the aggregate accounted for five percent (5%) or more of the gross premium income of FBLI for the year ended December 31, 1999, has terminated or substantially reduced, or threatened, in writing, to terminate or substantially reduce, its relationship with FBLI. To the Knowledge of FBL, since December 31, 1999, no policyholder or group of policyholders acting in concert has withdrawn or given notice, in writing, of its intent to withdraw, or threatened, in writing, to withdraw, funds under any Insurance Contract to which FBLI is a party in excess of five percent (5%) or more of the insurance reserves of FBLI at December 31, 1999.

         Section 5.14 Taxes and Tax Returns. Except to the extent that no Material Adverse Effect would be sustained by FBL or FBLI:

         (a) All Tax Returns required under applicable Law to be filed with or provided to any Person by FBL or FBLI have been (and, as to Tax Returns not filed as of the date hereof, will be) timely filed or provided in the manner prescribed by Law and such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct, and all taxes shown due on such Tax Returns have been timely paid, together with any interest and penalties then due;

         (b) FBL and FBLI have within the time and in the manner prescribed by Law paid (and until the Effective Time will pay within the time and in the manner prescribed by Law) all Taxes due and payable except for those contested in good faith and for which adequate reserves have been taken;

         (c) FBL and FBLI have established (and until the Effective Time will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable and all deficiencies asserted, proposed or threatened against FBL or FBLI;

         (d) There are no Tax Liens upon the Assets of FBL or FBLI except Liens for Taxes not yet due;

         (e) FBL and FBLI have materially complied (and until the Effective Time will materially comply) with all applicable Laws relating to information reporting or to the withholding of Taxes and have, within the time and in the manner prescribed by Law, paid all amounts required to be so withheld and paid over under all applicable Laws;

         (f) No outstanding deficiencies, assessments or written proposals for the assessment of any Taxes have been proposed, asserted or assessed against FBL or FBLI; and

         (g) No Proceedings are presently pending with regard to any Taxes or Tax Returns of FBL or FBLI. Neither FBL nor FBLI has any Knowledge of any threatened Proceeding with respect to any such Taxes or Tax Returns. To the Knowledge of FBL, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods which have not been audited by the IRS or other Taxing authority.

         Section 5.15 Benefit Plans. Except as to matters which would not, individually or in the aggregate, have a Material Adverse Effect:

         (a) Each Benefit Plan in each case maintained or contributed to, or required to be maintained or contributed to, by FBL or FBLI for the benefit of any present or former officers, employees, agents, directors or independent contractors of FBL or FBLI has been administered in accordance with its terms. All required contributions to the Benefit Plans have been or will, prior to Closing, be made. FBL, FBLI and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements.

         (b) There are no pending claims (other than routine benefit claims), lawsuits or arbitrations which have been asserted or instituted, or to the Knowledge of FBL threatened, against any Benefit Plan, any of the fiduciaries thereof or FBL or FBLI with respect to their duties under the Benefit Plans.

         (c) Neither FBL nor a FBLI, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by FBL or FBLI is contemplated herein, in violation of Section 406(a) or (b) of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(i) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under
Section 408(a) of ERISA.

         (d) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, received favorable determination letters from the IRS.

         (e) FBL and FBLI have no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of any underfunded pension plan.

         Section 5.16  Labor Relations and Employment.

         (a) There is no labor strike, material labor dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of FBL, threatened against or affecting FBL or FBLI, and since January 1, 1995 there has not been any such action. To the Knowledge of FBL, no union claims to represent the employees of FBL or FBLI, there are no current union organizing activities among the employees of FBL or of FBLI and FBL has not received notice of any unfair labor practice complaint or charge against it pending before the National Labor Relations Board. Neither FBL nor FBLI is a party to or is bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of FBL or of FBLI. FBLI is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours except for matters that individually or in the aggregate would not have a Material Adverse Effect.

         (b) Since the enactment of the WARN Act, except as to matters which would not, individually or in the aggregate have a Material Adverse Effect, neither FBL nor FBLI has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of FBL or FBLI; or
(ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of FBL or FBLI; nor has FBL been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of FBL's or FBLI's employees has suffered an "employment loss" (as defined in the WARN
Act) since December 31, 1999.

         (c) FBL and FBLI each (i) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to the employees, former employees, directors and former directors of FBL and FBLI, (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits except to the extent that any such violation or liability would not, individually or in the aggregate have a Material Adverse Effect.

         Section 5.17 Investment Company. FBL and FBLI are in compliance, except as to matters which would not, individually or in the aggregate have a Material Adverse Effect, with the requirements of the Investment Advisors Act. FBLI maintains and is otherwise deemed under applicable law to control one or more "investment advisors" as such term is defined in Section 2(a)(20) of the Investment Advisors Act.

         Section 5.18 SEC Documents. FBL has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1998 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "FBL SEC DOCUMENTS"). As of their respective dates, the FBL SEC Documents complied with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact.

         Section 5.19 Eligibility. FBL is eligible to use Form S-3 under the Securities Act.

                                   ARTICLE VI

                                CERTAIN COVENANTS

         Section 6.1 KFBS Conduct of Business Pending the Closing. KFBS covenants and agrees as to itself and Insurance Subsidiary that, at all times up to and including the Effective Time, unless FBL shall otherwise consent in writing (FBL agreeing that it will use its best efforts to respond to any request received from KFBS arising under this Article VI within five Business Days, or sooner as circumstances may require, after receipt of such request), or except as otherwise expressly permitted or contemplated by this Agreement or the Agreement with KFB or except as otherwise contemplated by the Reorganization:

         (a) Subject to any applicable regulatory requirements, KFBS shall, and shall cause Insurance Subsidiary to, conduct its Business only in the ordinary course and in substantially the same manner as heretofore conducted since June 30, 2000 and in a manner which is not inconsistent with the consummation of the transactions contemplated hereby, and KFBS and Insurance Subsidiary shall use all reasonable efforts to preserve intact its present business organization and preserve its regular services to, and maintain its relationships with policyholders, insurers, agents, sales and distribution organizations, underwriters, investment customers, brokers, suppliers and all others having business dealings with it to the end that its goodwill and ongoing Business shall not be impaired in any material respect;

         (b) Subject to any applicable regulatory requirements, KFBS shall not, and shall not permit Insurance Subsidiary to, make or propose to make any change in its dividend or interest crediting practices or policies or in its underwriting, pricing, claims, risk retention, investment, reinsurance practices or policies in any material respect; and KFBS agrees that it will notify FBL and provide FBL with information in reasonable detail regarding any material transactions (excluding investment transactions in the ordinary course of business consistent with past practice, but including transactions involving the securitization of Assets of KFBS or of Insurance Subsidiary and transactions involving derivative securities), whether involving a purchase or sale, that it or Insurance Subsidiary is seriously considering;

         (c) KFBS shall not, and shall not permit Insurance Subsidiary to, make any material change in accounting methods or practices, including without limitation any change with respect to establishment of reserves for unearned premiums, reserves for future policy benefits, losses (including without limitation incurred but not reported losses) and loss adjustment expenses, or any change in depreciation or amortization policies or rates adopted by it, except as required by Law or SAP;

         (d) KFBS shall not, and shall not permit Insurance Subsidiary to, (i) amend its articles of incorporation or By-Laws (unless contemplated hereby), (ii) incur any individual Liability or series of related Liabilities in excess of $50,000 other than in the ordinary course of business consistent with past practice, (iii) incur any indebtedness for money borrowed in the aggregate for KFBS and Insurance Subsidiary in excess of $50,000, (iv) agree to any merger, consolidation, acquisition, redomestication, sale of all or a substantial portion of its Assets, bulk or assumption reinsurance arrangement or other similar reorganization, arrangement or business combination, (v) prior to notifying FBL, enter into any partnership, joint venture or profit sharing Contract, (vi) enter into any Contract limiting the ability of KFBS or of Insurance Subsidiary to engage in any Business, to compete with any Person, to do business with any Person or in any location or to employ any Person or limiting the ability of any Person to compete with such party or Insurance Subsidiary, (vii) enter into any Contract relating to the direct or indirect guarantee of any obligation of any Person in respect of indebtedness for borrowed money or other financial obligation of any Person other than in the ordinary course of business consistent with past practice, (viii) intentionally delete or destroy any policyholder records which deletion or destruction is not reasonably reparable, (ix) enter into any Contract that could materially and adversely affect the consummation of the transactions contemplated hereby, or (x) modify any Contract with respect to the subject of any of the foregoing clauses;

         (e) KFBS shall not permit Insurance Subsidiary to issue or sell any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or to receive any payment based on the value of, the capital stock of or other equity interests in or any securities convertible into shares of any capital stock of or other equity interests in Insurance Subsidiary;

         (f)      Except (a) as set forth in the KFBS Disclosure Schedule, or
(b) as required by the terms of agreements or plans already in effect, applicable Law or as envisioned by this Agreement, KFBS shall not, and shall not permit Insurance Subsidiary to (i) adopt or implement, or commit to adopt or implement, or materially amend, any collective bargaining, compensation, employment, consulting, pension, profit sharing, bonus, incentive, group insurance, termination, retirement or other employee benefit Contract, plan or policy, (ii) enter into or materially amend any severance Contract, (iii) increase in any manner the compensation of, or enter into any Contract relating to the borrowing of money by, its directors, officers or other employees, except pursuant to the terms of agreements or plans as currently in effect and except for employee compensation increases made in the ordinary course of business consistent with past practices; (iv) increase by more than five percent (5%) the aggregate number of its employees, (v) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of any existing plan, agreement or arrangement to any director, officer or other employee, whether past or present, (vi) voluntarily recognize any labor organization or any other Person as a collective bargaining representative of one or more bargaining units comprising a material number of employees, or (vii) other than obligations that arise by operation of law or under the By-Laws of a party as they exist on the date of this Agreement, enter into, adopt or increase any indemnification or hold harmless arrangements with any directors, officers or other employees or agents of such party or Insurance Subsidiary;

         (g) Other than in the ordinary course of business consistent with past practice, or with the prior consent of FBL, KFBS shall not, and shall not permit Insurance Subsidiary to, make any capital expenditures or expenditures or commitments for expenditures for the purchase or lease of any products or services or group of products or services (other than with respect to Investment Assets) which in one or a series of related transactions exceed $100,000 except for expenditures relating to this Agreement and the consummation of the transactions contemplated hereby, and expenditures required to be made pursuant to existing Contracts to which KFBS or Insurance Subsidiary is a party, which Contracts are set forth in the KFBS Disclosure Schedule;

         (h) Other than in the ordinary course of business consistent with past practice or in connection with the redemption of outstanding guaranteed investment contracts in the exercise of KFBS's reasonable judgment, KFBS shall not, and shall not permit Insurance Subsidiary to, waive any rights with a value in excess of $10,000 or any other rights which are material to any Contract or make any payment, direct or indirect, of any Liability in excess of $10,000 before the same comes due in accordance with its terms, in each case, including, but not limited to, any provision of any Insurance Contract to permit a cash-out thereof;

         (i) Except in accordance with the statement of investment policy set forth in the KFBS Disclosure Schedule attached hereto, KFBS shall not, and shall not permit Insurance Subsidiary to, (i) sell, lease, mortgage, encumber or otherwise grant any interest in or dispose of any Assets (ii) restructure, amend, modify or otherwise affect any Investment Asset or any Contract relating thereto which is material to the financial condition of KFBS or of KFBS and Insurance Subsidiary taken as a whole, and KFBS shall furnish to FBL a monthly report, in detail reasonably acceptable to FBL, of all such transactions or other changes (other than changes in market values or ordinary course changes such as interest payments, maturities, etc.) affecting Investment Assets of KFBS or Insurance Subsidiary which took place since the last such report;

         (j) Except in accordance with the statement of investment policy set forth in the KFBS Disclosure Schedule attached hereto, KFBS agrees that it shall not, nor shall it permit Insurance Subsidiary to make any equity real estate investments (other than through restructuring or foreclosure or pursuant to commitments existing at the date hereof or to protect the value of existing investments in the exercise of reasonable business judgment) and that neither KFBS nor Insurance Subsidiary shall take any action, other than in the exercise of reasonable business judgment and following discussion with FBL, which results, individually or in the aggregate, in an adverse impact on the surplus of Insurance Subsidiary;

         (k) Other than in the ordinary course of business consistent with past practice, or as required by applicable regulations, and except for the amendment of the sublease between Insurance Subsidiary and an Affiliate of KFB to reduce term thereof KFBS shall not, and shall not permit Insurance Subsidiary to, enter into any material Contract or amend or waive any material provision of any material Contract which would involve the payment by KFBS or Insurance Subsidiary of $10,000 or more;

         (l) KFBS shall not, and shall not permit Insurance Subsidiary to, enter into any new, or materially amend any existing, reinsurance Contracts or arrangements, except in accordance with existing reinsurance agreements or in the ordinary course of business and consistent with past practice;

         (m) KFBS shall, and shall cause Insurance Subsidiary to, maintain uninterrupted its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies if such coverage is available;

         (n) KFBS shall deliver to FBL as promptly as practicable after preparation thereof, but in no event later than the date of filing with respect to unaudited or audited, as the case may be, SAP Statements for Insurance Subsidiary filed by or on behalf of such Insurance Subsidiary after the date hereof;

         (o) KFBS shall inform FBL regarding the progress of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes;

         (p) Neither KFBS nor Insurance Subsidiary shall (i) make or rescind any material express or deemed election relating to Taxes, (ii) except as contemplated by this Agreement, make a request for a Tax Ruling or enter into a Closing Agreement, settlement or compromise with respect to any material Tax matter or (iii) with respect to any material Tax matter, change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the Taxable year ending December 31, 1999, except as may be required by Law;

         (q) Neither KFBS nor Insurance Subsidiary shall declare, set aside or pay any dividends or distributions (whether in cash, stock or property) in respect of any capital stock of Insurance Subsidiary or redeem, purchase or otherwise acquire any of such Insurance Subsidiary's capital stock;

         (r) Except as provided in the KFBS Disclosure Schedule, neither KFBS nor Insurance Subsidiary shall settle or compromise any claim in any pending or threatened litigation in an amount exceeding $100,000 other than settlement of pending or threatened litigation, action, proceeding or investigation with respect to claims arising under contracts of insurance or reinsurance underwritten, ceded or assumed by Insurance Subsidiary which settlement will not have a Material Adverse Effect;

         (s) Neither KFBS nor Insurance Subsidiary shall do any other act which would cause any representation or warranty of KFBS or Insurance Subsidiary in this Agreement to be or become untrue in any material respect, unless required by applicable law; and

         (t) Neither KFBS nor Insurance Subsidiary shall agree, in writing or otherwise, to take any of the actions prohibited by the foregoing clauses (a) through (s).

         Section 6.2 Reasonable Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken all action, to do, or cause to be done, and to assist and cooperate with the other party hereto in doing or causing to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the actions set forth in Article III hereof, (ii) the obtaining of all Governmental Approvals, and all other necessary actions or nonactions, waivers, consents and approvals from all appropriate Governmental Entities and other Persons and the making of all necessary registrations and filings, (iii) the obtaining of the opinions and other documents referred to in Article VII hereof, (iv) the resolution of all organizational and human resources issues relating to the transactions contemplated hereby, (v) the obtaining or making of all Consents, Environmental Permits, Filings or Licenses necessary or desirable to ensure that the Business of the Insurance Subsidiary may be conducted without disruption consistent with the past practice of Insurance Subsidiary and (vi) the defending of any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, the defense of which shall, at the request of either KFBS or FBL, be conducted jointly by FBL and KFBS on a basis that is satisfactory to both KFBS and FBL.

         Section 6.3 Access and Information. The parties hereto shall (a) afford to their respective accountants, legal counsel and other advisors full access through the period immediately prior to the Effective Time to all of their Assets, books, Contracts, commitments and records (including, but not limited to, Tax Returns), and (b) during such period, shall furnish promptly to the other parties all such information concerning its Business, Assets and personnel, in either clause (a) or (b), as may be reasonably requested. Information provided by any party shall be kept confidential by the other parties and shall not be disclosed unless such information (1) was known to the other party or parties or was in their possession prior to the date of this Agreement and was not identified by the furnishing party as being confidential, (2) is or becomes generally available to the public other than by unauthorized disclosure by the furnishing party, (3) becomes available to a party from a third party authorized to make such disclosure, (4) is independently developed by a party, or (5) is required to be disclosed by law or by court order.

         Section 6.4 Notice of Proceedings. Each of FBL and KFBS shall promptly notify the other of, and provide to the other all information relating to, any Proceedings or investigations commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting FBL or KFBS or any of their respective Subsidiaries, as the case may be, which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Sections 4.10 or 5.9 hereof or which relate to the execution of this Agreement or the consummation of the transactions contemplated hereby.

         Section 6.5 Notification of Certain Other Matters. Each party shall promptly notify the other of any change or other event which, individually or in the aggregate, would have a Material Adverse Effect including, but not limited to, any of the following:

         (a) any written notice of a default or event which, with notice or lapse of time or both, would become a default, received by such party subsequent to the date of this Agreement and prior to the Effective Time, under any material Contract to which such party is a party or by which such party or its respective Assets may be subject or bound;

         (b) the occurrence of any event which, with notice or lapse of time or both, constitutes a default under any material Contract to which such party is a party;

         (c) any written notice from or to any Person alleging that the consent of such Person is or may be required in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, if the failure to obtain such a consent would have a Material Adverse Effect on either party;

         (d) except as set forth below, any written notice from or to any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; and

         (e) any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth or described in the FBL Disclosure Schedule or the KFBS Disclosure Schedule, as the case may be; provided, however, that no such supplemental or amended disclosure by any party shall be deemed to cure any breach of a representation or warranty made as of the date hereof, unless the other party so agrees in writing.

         In furtherance of the foregoing, to the fullest extent permitted under applicable Law, each party shall provide the other with copies (or, to the extent written materials are not involved, oral notice) of proposed notices, applications or any other communications to any Governmental Entity or rating agency in connection with this Agreement or the transactions contemplated hereby, including, but not limited to, in respect of the Governmental Approvals, in each case at least three (3) Business Days prior to dispatch of written materials (or, to the extent written materials are not involved, prior to initiation) and neither FBL nor KFBS will dispatch (or, to the extent written materials are not involved, initiate) such notice, application or communication without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that KFB and KFBS may submit a request for a private letter ruling to the IRS with respect to the Transactions without prior notice or consent of FBL.

         Section 6.6 Acquisition Proposals. Prior to the termination of this Agreement, each of KFB and KFBS will not, and will not permit or cause Insurance Subsidiary or any of the officers or directors of it or Insurance Subsidiary to, and shall direct its and Insurance Subsidiary's employees, agents and representatives (including any investment banker, attorney or accountant retained by it or Insurance Subsidiary) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a sale, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of any of the assets or any equity securities of Insurance Subsidiary, or any other business combination involving the stock or Assets of Insurance Subsidiary (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). Each of KFB and KFBS will not, and will not permit or cause Insurance Subsidiary or any of the officers and directors of it or its Subsidiaries to and shall direct its and Insurance Subsidiary's employees, agents and representatives (including any investment banker, attorney or accountant retained by it or Insurance Subsidiary) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

         Section 6.7 Changes of Capital Structures. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement:

         (a) FBL shall not adjust, split, combine or reclassify any of its capital stock;

         (b) FBL shall not issue any shares of its capital stock, except for issuances at fair market value or pursuant to benefit plans, director compensation plans or stock options disclosed in the FBL SEC Documents.

         (c) Except in connection with the Reorganization and the acquisition of shares of common stock of the Insurance Subsidiary owned by members of the Insurance Subsidiary's board of directors, Insurance Subsidiary shall not make, declare or pay any dividend, or make any other distribution or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock;

         (d) Insurance Subsidiary shall not grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; and

         (e) Insurance Subsidiary shall not issue any additional shares of capital stock.

         Section 6.8 Stock Exchange Listing. At the appropriate time, FBL shall cause the Class A Common Shares to be issued upon conversion or redemption of the Series C Preferred to be approved for listing on the New York Stock Exchange.

         Section 6.9 Defined Benefit Pension Plan Contribution. Prior to Closing, KFBS shall make or cause to be made a contribution to its defined benefit Pension Plan (the "KFBS PENSION PLAN") sufficient to make such KFBS Pension Plan fully funded using assumptions prescribed by the Pension Benefit Guaranty Corporation for plan terminations as of the Closing. As soon as practicable following Closing, but no later than 60 days following Closing, KFBS shall cause the trustee or trustees of the KFBS Pension Plan to transfer to a defined benefit pension plan designated by the FBL (the "FBL PENSION PLAN") a portion of the total market value of assets of the KFBS Pension Plan at Closing equal in amount, to the projected benefit obligation for employees of Insurance Subsidiary employed by FBLI (the "Transferred Employees") divided by the projected benefit obligation for the FKBS Pension Plan including the Transferred Employees. The projected benefit obligation shall be determined as of the Closing using assumptions consistent with the last fiscal year end. In no event will the amount transferred be less than the present value of accrued benefits on a plan termination basis using the actuarial assumptions prescribed by the Pension Benefit Guaranty Corporation for plan terminations as of the Closing. These calculations shall be performed by the actuary for the KFBS Pension Plan in accordance with the normal procedures and practices of KFBS in preparing the actuarial report, and reviewed by the actuary for the FBL Pension Plan. In the event of a disagreement between the KFBS actuary and the FBL actuary, they shall appoint a third actuary to resolve their differences, with the costs of the third actuary to be shared equally by KFBS and FBL.

         Section 6.10 Transfer of 401(k) Account Balance. At the Closing, KFBS agrees to cause the trustee of the KFBS 401(k) Plan to transfer to the trustee of the FBL 401(k) Plan, the 401(k) Plan Transfer Amount as hereinafter defined. The 401(k) "PLAN TRANSFER AMOUNT" shall be the amount equal to the account balances in the KFBS 401(k) Plan attributable to the Transferred Employees as shown on the most recent valuation report prior to the transfer date (including any amounts accrued as of such date but not yet contributed to the KFBS 401(k) Plan or not yet allocated to the account of a Transferred Employee. The Plan Transfer Amount shall take into account any distributions, in-service withdrawals or participant loans received by Transferred Employees prior to the Transfer Date. The Plan Transfer Amount shall be transferred to the trustee of the FBL 401(k) Plan entirely in cash and notes which represent the participant loans of Transferred Employees. Notwithstanding the provisions hereof, the transfer of any amount required by the preceding Provisions of this Section 6.10 which is prohibited by law, shall not be made.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         Section 7.1 Conditions to Each Party's Obligation to Effect the Transactions. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver by all parties on or prior to the Closing Date of the following conditions:

         (a) Antitrust. The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

         (c) Material Consents and Filings. KFB, KFBS, FBL, FBLI and Insurance Subsidiary shall have obtained or made, as appropriate, Consents, and Filings all of which shall be in full force and effect at the Effective Time, in each case without the abrogation or diminishment of the Licenses currently held by KFBS or Insurance Subsidiary or the imposition of significant restrictions upon the transactions contemplated hereby or the conduct of the business of FBL.

         (d) No Litigation. There shall not be instituted, pending, or to the Knowledge of KFBS or to the Knowledge of FBL, threatened, any action, suit, investigation, or other proceeding in, before, or by any Governmental Entity or other Person (i) challenging the acquisition by FBL and FBLI of the Acquired Assets, seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain from any party any damages that are material in relation to the Transactions, (ii) seeking to prohibit or limit the ownership or operation by KFBS, FBL or any Subsidiary of any material portion of the Business or Assets of KFBS, FBL or any Subsidiary or to compel KFBS, FBL or any Subsidiary to dispose of or hold separate any material portion of the business or assets of KFBS, FBL or any Subsidiary, as a result of the Transactions, or (iii) which would otherwise have a Material Adverse Effect on KFBS, KFB, or Insurance Subsidiary, or a Material Adverse Effect on FBL or FBLI.

         Section 7.2 Conditions to Obligations of FBL. The obligations of FBL to consummate the Transactions are further subject to the satisfaction or waiver by FBL and FBLI on or prior to the Closing Date of the following conditions:

         (a) Representations and Warranties. The representations and warranties of KFBS set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of KFBS set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and FBL and FBLI shall have received a certificate signed on behalf of KFBS by the Chief Executive Officer and the Chief Financial Officer of KFBS to such effect.

         (b) Performance of Obligations of KFBS. KFBS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FBL and FBLI shall have received a certificate signed on behalf of KFBS by the Chief Executive Officer and the Chief Financial Officer of KFBS to such effect.

         (c) Officers' and Directors' Certificates. KFBS shall have delivered to FBL and FBLI a certificate dated the Closing Date and executed by the Secretary of KFBS, certifying (a) that KFBS has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and (b) that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors and stockholder of KFBS with respect to this Agreement and the Transactions have been duly and validly adopted and are in full force and effect. In addition, KFBS shall have delivered to FBL executed copies of the certificates, dated the Closing Date, of officers and directors of KFBS and its Subsidiaries that may reasonably be required by counsel in connection with the tax opinion referred to in Section 7.3(d) of this Agreement.

         (d) Absence of Material Adverse Effect on KFBS or Insurance Subsidiary. There shall not have occurred any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Acquired Assets or Business of KFBS or Insurance Subsidiary; provided, however, that any refusal by FBL or FBLI to close based on this condition must be accompanied by a prompt commencement of the mediation process set forth in Section 8.2 below.

         (e) Good Standing Certificates. KFBS shall have delivered to FBL at the Closing (i) certified certificates of good standing for KFBS and Insurance Subsidiary dated not more than five calendar days prior to the Closing Date from the Kansas Secretary of State and (ii) bring down certificates of good standing dated as of the Closing Date for insurance permits from the Kansas Insurance Department with respect to Insurance Subsidiary.

         (f) Other Agreements. KFB and its Affiliates, as appropriate, shall have executed and delivered the agreements referred to in Article III.

         (g) GAAP Financial Statements. The parties acknowledge that heretofore neither KFBS nor Insurance Subsidiary have been required to, and neither have, prepared or produced financial statements in accordance with GAAP. If FBL determines that it will be required under the Exchange Act to file historical GAAP financial statements of Insurance Subsidiary, KFBS will at Closing deliver to FBL, at FBL's sole expense, true and complete copies of the (i) Insurance Subsidiary audited GAAP Financial Statements for the years ended December 31, 1997, 1998 and 1999, including the Balance Sheets, Statements of Income and Comprehensive Income, Statements of Changes in Stockholders' Equity, Statements of Cash Flows and Notes to Financial Statements, and (ii) the Insurance Subsidiary unaudited GAAP Financial Statements for the nine months ended September 30, 2000, including the Insurance Subsidiary Balance Sheet, Statement of Income and Comprehensive Income, Statement of Changes in Stockholders' Equity, Statement of Cash Flows and Notes to Financial Statements (collectively, the "INSURANCE SUBSIDIARY GAAP FINANCIAL STATEMENTS"). The Insurance Subsidiary GAAP Financial Statements will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and will fairly present, in all material respects, the financial position of the Insurance Subsidiary as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments) in accordance with GAAP. FBL will cooperate with and assist KFBS and Insurance Subsidiary in the preparation of such statements. Should KFBS fail to deliver such statements at Closing, FBL may determine to postpone the Closing until such time as such statements are complete, but not beyond July 1, 2001. KFBS and FBL shall cooperate in the production and delivery of GAAP financial statements of Insurance Subsidiary prepared on a purchase GAAP basis.

         (h) Prior to the Closing Date, Insurance Subsidiary and KFBS shall have amended the employee severance plan applicable to the Transferred Employees to provide that the Transferred Employees, are not entitled to severance pay as a result of termination of their employment relationship with the Insurance Subsidiary.

         Section 7.3 Conditions to Obligation of KFBS. The obligation of KFB, KFBS and Insurance Subsidiary to effect the Transactions is further subject to the satisfaction or waiver by KFB, KFBS and Insurance Subsidiary on or prior to the Closing Date of the following conditions:

         (a) Representations and Warranties. The representations and warranties of FBL set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of FBL set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and KFBS shall have received a certificate signed on behalf of FBL by the Chief Executive Officer and the Chief Financial Officer of FBL to such effect.

         (b) Performance of Obligations of FBL. FBL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and KFBS shall have received a certificate signed on behalf of FBL by the Chief Executive Officer and the Chief Financial Officer of FBL to such effect.

         (c) Officers' and Directors' Certificates. FBL shall have delivered to KFBS a certificate, dated the Closing Date and executed by the Secretary of FBL certifying (a) that FBL and FBLI each has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and (b) that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors of FBL and FBLI with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect. In addition, FBL shall have delivered to FBL executed copies of the certificates, dated the Closing Date, of officers and directors of FBL that may reasonably be required by counsel in connection with the tax opinion referred to in Section 7.3(d) of this Agreement.

         (d) Tax Opinion. KFBS shall have received an opinion dated the Closing Date from Blackwell Sanders Peper Martin L.L.P., in form and substance reasonably satisfactory to KFBS, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Transactions will be treated for United States Federal income tax purposes as reorganizations within the meaning of Section 368(a)(1)(C) of the Code and that no gain or loss will be recognized on steps One and Two and Three of the Transactions and on step Four, with respect to the transfer and receipt of FBL stock. In rendering such opinion, the giver may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of FBL, KFBS and others necessary to give such opinion and to provide assurance to the stockholder of KFBS that gain will not be recognized in the Transactions. The specific provisions of each such representation and covenant shall be in form and substance reasonably satisfactory to the giver of the opinion and each such representation and covenant shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

         (e) Absence of Material Adverse Effect on FBL. There shall not have occurred since the date of this Agreement any event, change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on FBL; provided, however, that any refusal by KFBS or Insurance Subsidiary to close based on this condition must be accompanied by a prompt commencement of the mediation process set forth in
Section 8.2 below.

         (f) Private Letter Ruling. KFBS shall have either received from the IRS a private letter ruling with respect to the tax treatment of the Transactions that is acceptable to KFBS in its sole discretion, or shall have received the tax opinion described in subsection (d) of this Section 7.3.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

         (a) by mutual consent of all parties in a written instrument signed by all parties;

         (b) by any party if consummation of the Transactions is barred by a permanent injunction which is final and non-appealable;

         (c) by KFBS upon (i) a material breach of any representation or warranty of FBL or FBLI or if any representation or warranty of FBL or FBLI shall be or becomes untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable is not cured within 45 Business Days after written notice thereof has been given to FBL, or (ii) FBL's failure to comply in any material respect with any of its covenants or agreements (materiality being construed in light of the transactions contemplated by this Agreement);

         (d) by FBL upon, (i) a material breach of any representation or warranty of KFBS or if any representation or warranty of KFBS shall be or become untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable, is not cured within 45 Business Days after written notice thereof has been given to KFBS, or (ii) KFBS's failure to comply in any material respect with any of its covenants or agreements (materiality being construed in light of the transactions contemplated by this Agreement); or

         (e) by FBL or KFBS, on or after July 1, 2001 if the Closing shall not have occurred prior to that date, and provided such party shall not then be in default under this Agreement.

         Section 8.2 Mediation. Prior to the exercise by KFBS of its right to terminate this Agreement pursuant to Section 8.1(c) hereof, and prior to the exercise by FBL of its right to terminate this Agreement pursuant to Section 8.1(d) hereof, the respective party intending to exercise such right of termination shall give written notice to the other parties specifying in detail the reasons for such intended termination (the "TERMINATION NOTICE"). Any other party may request, in writing (the "MEETING REQUEST"), that a meeting of the Chief Executive Officers (individually a "CEO" and collectively the "CEOS") of each party (the "CEO MEETING") be held at a reasonably specified time (not more than five Business Days after the date of the Termination Notice) and place for the purpose of attempting to resolve the issues raised in the Termination Notice. The CEOs shall meet (together with such other persons as any of them deem appropriate) and attempt in good faith to resolve the issues. If after such meeting, the CEOs are not able to resolve the disputed issues, any CEO may request the designation of a mediator to help resolve the dispute. The party who first requests mediation shall have the right to designate the mediator. The mediator shall not have the authority to resolve the issues, but shall act solely in the role of a mediator to seek to bring the parties to an agreement. The CEOs shall meet with the mediator on at least one occasion. If after the CEO Meeting and the meeting with the mediator, no resolution has been achieved, the party sending the Termination Notice so desires, it may terminate this Agreement pursuant to the appropriate section of this Article VIII.

         Section 8.3 Effect of Termination. In the event of the termination of this Agreement by any party, as provided above, this Agreement shall thereafter become void and, except for the provisions related to confidentiality contained in Section 6.3, there shall be no Liability on the part of any party hereto against any other party hereto, or on the part of its directors, officers, employees, shareholders or agents (or those of Insurance Subsidiary or Affiliates), except that any such termination shall be without prejudice to the rights of either party hereto (or Insurance Subsidiary or Affiliates) arising out of the willful breach by the other party (or Insurance Subsidiary or Affiliates) of any representation or warranty or any covenant or agreement contained in this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Survival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall survive the Effective Time for a period of twenty (20) years.

         Section 9.2 Fees and Expenses. If the Transactions are not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except that FBL shall be responsible for all fees and expenses incurred by KFBS and Insurance Subsidiary in satisfying the condition of Closing set forth in Section 7.2(g).

         Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, upon receipt, if mailed by registered or certified mail, postage prepaid, return receipt requested, overnight delivery, confirmed facsimile transmission or hand delivery, as follows:

           (a)    If to FBL or FBLI, to:        FBL Financial Group, Inc.
                                                Attention: CEO
                                                5400 University Avenue
                                                West Des Moines, IA  50266
                                                FAX: (515) 225-4686
                  with a copy to:               Stephen R. Morain, Esquire
                                                5400 University Avenue
                                                West Des Moines, IA  50266
                                                FAX: (515) 225-4686

           (b)    If to KFBS, to:               Michael Wilds
                                                The Kansas Farm Bureau
                                                2627 KFB Plaza
                                                P.O. Box 3500
                                                Manhattan, KS  66502-8508
                                                FAX: (785) 587-6602

                  with a copy to:               Terry Arthur, Esquire
                                                General Counsel
                                                2627 KFB Plaza
                                                P.O. Box 3500
                                                Manhattan, KS  66502-8508
                                                FAX:  (785) 587-6602

                  and to:                       Steve Carman, Esquire
                                                Blackwell, Sanders, Peper,
                                                 Martin LLP
                                                2300 Main Street, Suite 1000
                                                Kansas City, MO  64108
                                                FAX: (816) 983-8080

or to such other address as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.

         Section 9.4 Amendments. This Agreement may be amended by the parties hereto at any time. Any amendment, modification or material waiver of this Agreement shall be subject to the approval of the Kansas Insurance Department and the Iowa Insurance Department. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

         Section 9.5 No Waiver. Nothing contained in this Agreement shall cause the failure of any party to insist upon strict compliance with any covenant, obligation, condition or agreement contained herein to operate as a waiver of, or estoppel with respect to, any such covenant, obligation, condition or agreement by the party entitled to the benefit thereof.

         Section 9.6 Brokers. KFBS represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of KFBS. FBL represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of FBL or FBLI, except for FBL's financial advisor, Keefe, Bruyette & Woods, Inc., whose fees shall be paid by FBL.

         Section 9.7 Publicity. So long as this Agreement is in effect, each of the parties hereto: (i) shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release or other announcement to any Person with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained herein shall (A) limit the right of each of the parties hereto and their Affiliates to make a legally required filing or communication, provided that, to the extent possible, such party shall consult with the other party before making such filing or communication, or responding to any communications initiated by any non-affiliated Person, including, but not limited to, any rating agency or Governmental Entity, (B) prohibit either party hereto (or its Affiliates) from initiating communications with, and making presentations to, any rating agency or Governmental Entity relating to the transactions contemplated hereby if such party gives prior notice thereof to the other party hereto, or (C) prohibit FBL or KFBS or any of their respective Affiliates from communicating to any third party information in any way relating to the Sale that has been made known to the general public, other than in violation of this Agreement, prior to the time of such communication; and (ii) shall cooperate fully with the other party hereto with respect to issuing or publishing any press release, or other announcement or other written communication to any non-affiliated Person and preparing written and oral communications to the employees and agents of each party hereto with the purpose of effectuating the Sale and (iii) shall promptly notify the other party of any announcements which are made to affiliated Persons and any communications received from and responses provided to non-affiliated Persons, in either case, with respect to this Agreement or the transactions contemplated hereby.

         Section 9.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.9 Nonassignability. This Agreement shall not be assigned by a party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto.

         Section 9.10 Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person (including, but not limited to, any policyholder or employee of KFBS, FBL or their Subsidiaries) any rights or remedies of any nature under or by reason of this Agreement.

         Section 9.11 Triplicates; Counterparts. This Agreement shall be executed in triplicate and may be executed in counterparts each of which shall be deemed to constitute an original and constitute one and the same instrument.

         Section 9.12 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Iowa (except to the extent that the Kansas Insurance Law shall be held to govern the terms of the Sale) without regard to its conflict of laws rules.

         Section 9.13 Entire Agreement. This Agreement and the agreements contemplated hereof and executed at Closing constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and thereof.

         Section 9.14 Severability. If any provisions hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof; provided, however, that the parties shall use reasonable efforts, including, but not limited to, the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the parties hereto.

         Section 9.15 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which a party may be entitled, at law or in equity.

         Section 9.16 Counting. If the due date for any action to be taken under this Agreement (including, but not limited to, the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

                                    ARTICLE X

                                   DEFINITIONS

         Section 10.1 Definitions. When used in this Agreement, the following words or phrases have the following meanings:

         "Accredited Investor" shall have the meaning set forth in Rule 501(a)(3) of Regulation D under the Securities Act.

         "Acquired Assets" shall have the meaning set forth in Recital A hereof.

         "Acquisition Proposal" shall have the meaning set forth in Section
6.6 hereof.

         "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of ten percent (10%) or more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a Person that is not a corporation) of such other Person. For purposes of this definition, "control", including the terms "controlling" and "controlled", means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

         "Agreement" shall mean this Agreement, including the Disclosure Schedules.

         "Annual Statements" shall mean, with respect to any Person, the annual statements of such Person filed with or submitted to the insurance regulatory body in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such regulatory body.

         "Assets" shall mean, as to a Person, all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, and chooses in action thereunto belonging, including, but not limited to, Environmental Permits, Investment Assets, Intellectual Property, Contracts, Licenses, privileges and all other assets whatsoever, tangible or intangible, of such Person.

         "Benefit Plan" shall have the meaning set forth in Section 4.20 hereof.

         "Business" shall mean, as to a Person, the business, operations, activities and affairs of such Person.

         "Business Day" shall means any day other than Saturday, Sunday or any other day in which commercial banks in New York, New York are required to or permitted to be closed.

         "Casualty Company Service Agreement" shall have the meaning set forth in Section 3.4.

         "CEO" and "CEOs" shall have the meaning asset forth in Section 8.2.

         "CEO Meeting" shall have the meaning set forth in Section 8.2.

         "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation, and Liability Information System.

         "Closing" shall have the meaning set forth in Section 2.2 hereof.

         "Closing Agreement" shall have the meaning set forth in Section 4.19(k) hereof.

         "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

         "Code" shall have the meaning set forth in Recital B of this Agreement.

         "Commonly Controlled Entity" shall have the meaning set forth in
Section 4.20(b).

         "Computer Software" shall mean any and all computer software consisting of sets of statements or instructions to be used, directly or indirectly, in a computer, including, but not limited to, the following: (i) all source code, object code and natural language code therefor and all component modules thereof, (ii) all versions thereof, (iii) all screen displays and designs thereof and (iv) all user, technical, training and other documentation relating to any of the foregoing.

         "Consent or Filing" shall have the meaning set forth in Section 4.5(b) hereof.

         "Consideration" shall have the meaning set forth in Section 1.3 hereof.

         "Contract" or "Contracts" shall mean a contract, agreement, commitment, indenture, note, bond, mortgage, license, lease, assignment, arrangement or understanding.

         "Effective Time" shall have the meaning set forth in Section 2.1 hereof.

         "Environmental Claim" shall mean any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising: (A) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (B) in connection with any Hazardous Substances or actual or alleged activity associated with any Hazardous Substances; (C) from any abatement, removal, remedial, corrective or other response action in connection with any Hazardous Substances, Environmental Law or other order or directive of any federal, state or local governmental authority; or (D) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment. Environmental Claim shall not include claims for coverage by an insured.

         "Environmental Law" shall mean any local, state or federal statute, rule, regulation, order, code, directive or ordinance and any binding judicial or administrative interpretation thereof or requirements thereunder pertaining to: (A) the regulation and protection of health, safety and the indoor or outdoor environment; (B) the conservation, management, development, control and/or use of land (including zoning laws and ordinances), natural resources and wildlife; (C) the protection or use of surface water and ground water; (D) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substances; or (E) pollution (including any release into air, land, surface water and ground water); and includes without limitation the following federal statutes (and their implementing regulations and the analogous state statutes and regulations): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977.

         "Environmental Permit" shall mean any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, authorization, decision or action or approval required to be obtained from any federal, state or local governmental authority with jurisdiction over and pursuant to any Environmental Law.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Excluded Insurance Subsidiary Liabilities" shall have the meaning set forth in Section 1.3 hereof.

         "Facilities Agreement" shall have the meaning set forth in Section
3.3 hereof.

         "FBL" shall have the meaning set forth in the preamble to this Agreement.

         "FBL Disclosure Schedule" shall mean the disclosure schedule delivered by FBL to KFBS, dated the date hereof.

         "FBL Pension Plan' shall have the meaning set forth in Section 6.9.

         "FBL Real Property" shall have the meaning set forth in Section 5.11.

         "FBL SEC Documents" shall have the meaning set forth in Section 5.18 hereof.

         "FBL Subsidiaries" shall mean the Subsidiaries of FBL.

         "FBL Insurance Subsidiary" shall mean each FBL Subsidiary that transacts or is authorized to transact an insurance or reinsurance business.

         "FBLI" shall have the meaning set forth in the preamble to this Agreement.

         "Financial Statements" shall mean balance sheets, statements of income, changes in capital and surplus and statements of cash flows, including, but not limited to, all notes, schedules, exhibits and other attachments thereto, whether consolidated, combined or separate or audited or unaudited or prepared in accordance with SAP or GAAP.

         "GAAP" shall mean generally accepted accounting principles in the United States of America applied on a consistent basis.

         "GAAP Financial Statements" shall mean Financial Statements prepared in accordance with GAAP.

         "Governmental Approvals" shall mean the Consent required to be obtained from the Kansas Superintendent of Insurance, and, if required, from the Iowa Commissioner of Insurance.

         "Governmental Entity" or "Governmental Entities" shall mean a court, executive office, legislature, governmental agency, commission or administrative, regulatory or self-regulatory authority or instrumentality, domestic or foreign.

         "Graham Liability" shall have the meaning set forth in Section 1.2.

         "Hazardous Substances" shall mean chemicals, products, compounds, by-products, pollutants, contaminants, hazardous wastes or toxic or hazardous substances regulated under any Environmental Law, including, but not limited to, asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, petroleum and petroleum products.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Insurance Contract" shall mean any Contract of insurance, including, but not limited to, reinsurance contracts, variable annuity and fixed annuity contracts or products, life insurance contracts, and funding agreements.

         "Insurance License" shall mean a License granted by a Governmental Entity to transact an insurance or reinsurance business, issue fixed or variable annuity contracts or products, or issue life insurance contracts.

         "Insurance Subsidiary" shall have the meaning set forth in the preamble to this Agreement.

         "Insurance Subsidiary Assets" shall have the meaning set forth in Recital A to this Agreement.

         "Insurance Subsidiary Consideration" shall have the meaning set forth in Section 1.3 hereof.

         "Insurance Subsidiary GAAP Financial Statements" shall have the meaning set forth in Section 7.2(g) hereof.

         "Insurance Subsidiary SAP Statements" shall have the meaning set forth in Section 4.6(d) hereof.

         "Insurance Subsidiary 2000 Quarterly Statement" shall have the meaning set forth in Section 4.7.

         "Intellectual Property" shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, good will associated with the foregoing and registrations in any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; provided, that Intellectual Property shall include Computer Software.

         "Investment Advisers Act" shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Investment Assets" shall mean bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests (including, but not limited to, equity interests in Subsidiaries or other Affiliates), real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other assets acquired for investment purposes.

         "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "IRS" shall mean the Internal Revenue Service or any successor agency.

         "KFB" shall have the meaning set forth in the preamble to this Agreement.

         "KFBS" shall have the meaning set forth in the preamble to this Agreement.

         "KFBS Acquired Assets" shall have the meaning set forth in Recital A to this Agreement.

         "KFBS Consideration" shall have the meaning set forth in Section 1.2.

         "KFBS Disclosure Schedule" shall mean the disclosure schedule delivered by KFBS to FBL, dated the date hereof.

         "KFBS Pension Plan" shall have the meaning set forth in Section 6.9.

         "KFBS Retained Assets" shall have the meaning set forth in Recital A.

         "Knowledge of FBL" shall mean the actual knowledge of William J. Oddy, James W. Noyce, James P. Brannen, Donald J. Seibel, Robert A. Simons and David A. McNeill.

         "Knowledge of KFBS" shall mean, the actual knowledge of: Stan Ahlerich, Michael Wilds, Charles Arthur III, Gary Walter, Dave Denning, Jim Cahn and Dan Yunk.

         "Law" shall mean a law, statute, ordinance, rule or regulation enacted or promulgated, or Order issued or rendered, by any Governmental Entity.

         "Liability" shall mean a liability, obligation, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown), including, but not limited to, any liability, obligation, claim or cause of action arising pursuant to or as a result of an Insurance Contract or pursuant to any Environmental Claim.

         "License" shall mean a license, certificate of authority, permit or other authorization to transact an activity or business, whether granted by a Governmental Entity or by any other Person.

         "Lien" shall mean a lien, mortgage, deed of trust, deed to secure debt, pledge, assessment, security interest, lease, sublease, charge, claim, levy or other encumbrance of any kind.

         "Losses" shall mean all losses, claims, damages, costs, expenses, liabilities and judgments, including, but not limited to, court costs and attorneys' fees.

         "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations or financial condition of any party or any of its Subsidiaries taken as a whole, or on the ability of such party to consummate the transactions contemplated by this Agreement.

         "Meeting Request" shall have the meaning set forth in Section 8.2.

         "NAIC" shall mean the National Association of Insurance
Commissioners.

         "NPL" shall mean the National Priority List.

         "Order" shall mean an order, writ, ruling, judgment, directive, injunction or decree of any arbitrator or Governmental Entity.

         "Pension Plan" shall have the meaning set forth in Section 4.20(a) hereof.

         "Permitted Liens" shall mean, as to a party hereto, (a) those Liens set forth in the FBL Disclosure Schedule or the KFBS Disclosure Schedule, or otherwise approved in writing by the other party, (b) any Lien that is set forth in the public records or in title reports or title insurance binders that have been made available to the other party relating to any interest in the real property set forth in the FBL Disclosure Schedule or the KFBS Disclosure Schedule and any lease or sublease, (c) Liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith, (d) Liens arising from securities lending activities undertaken in the ordinary course of business of a Person, (e) other Liens (including, but not limited to, mechanic's, courier's, worker's, repairer's, materialman's, warehouseman's and other similar Liens) arising or incurred in the ordinary course of business as would not, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, and (f) Liens arising or resulting from any action taken by the other party hereto or any of its respective Subsidiaries (but not including the execution, delivery or performance of this Agreement or the Sale).

         "Person" shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, business trust, unincorporated organization or other legal entity.

         "Proceedings" shall mean civil, criminal or administrative actions, suits, hearings, claims, investigations and other similar proceedings.

         "Quarterly Statements" shall mean, with respect to any Person, the quarterly statements of such Person filed with or submitted to the insurance regulatory body in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such regulatory body.

         "Rating Agencies" shall mean A.M. Best and Company, Standard and Poor's Corporation, Moody's Investor Services, Inc., and Duff & Phelps Credit Rating Agency.

         "Real Property" shall mean all land, land improvements and fixtures owned by, leased to or used in the Business of Insurance Subsidiary.

         "Registration Rights Agreement" shall have the meaning set forth in
Section 3.2 hereof.

         "Reinsurance Agreements" shall have the meaning set forth in Section
4.7 hereof.

         "Reorganization" shall mean the reorganization of KFBS which will occur between the date of this Agreement and the Closing, including but not limited to the transfer of the assets and business of Kansas Agricultural Marketing Association, FBS Services Insurance Agency, Inc., FB Capital Management of Kansas, Inc., and Travel Agency out of KFBS.

         "Royalty Agreement" shall have the meaning set forth in Section 3.3 hereof.

         "SAP" shall mean statutory accounting practices prescribed by the NAIC and prescribed or permitted by the applicable insurance regulatory body applied on a consistent basis.

         "SAP Statements" shall mean Annual Statements and Quarterly
Statements.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Series C Preferred" shall have the meaning set forth in Section 1.2 hereof.

         "Subsidiary" of a Person shall mean an Affiliate of such Person more than fifty percent of any class of voting stock (or of any other form of voting equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

         "Takeover Statute" shall have the meaning set forth in Section 4.11 hereof.

         "Tax or Tax Return" shall mean a report, return or other information required under any applicable Law to be filed or provided to any Person with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes FBL or any FBL Subsidiary on the one hand, or KFBS or Insurance Subsidiary on the other hand.

         "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any Governmental Entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign
Law), as a transferee or successor, by Contract or otherwise and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any such tax liability.

         "Tax Ruling" shall have the meaning set forth at Section 4.19(k).

         "Termination Notice" shall have the meaning set forth in Section 8.2.

         "Third Party Administrator" shall mean any third party administrator of either FBL or KFBS.

         "Title IV Plan" shall have the meaning set forth in Section 4.20(b) hereof.

         "Transactions" shall have the meaning set forth in Recital A hereof.

         "Transferred Employees" shall have the meaning set forth at Section
6.9.

         "Transition and Indemnity Agreement" shall have the meaning set forth in Section 3.1.

         "Treasury Regulation" shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

         "Welfare Plan" shall have the meaning set forth in Section 4.20(a) hereof.

         [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of FBL, FBLI, KFB, KFBS and Insurance Subsidiary as of the date first above written.

FBL FINANCIAL GROUP, INC. (FBL)             FARM BUREAU LIFE INSURANCE
                                             COMPANY (FBLI)

By:     /s/ William J. Oddy                 By:     /s/ William J. Oddy
     Name:  William J. Oddy                      Name:  William J. Oddy
     Title: Chief Executive Officer              Title: Chief Executive Officer


KANSAS FARM BUREAU SERVICES, INC.           THE KANSAS FARM BUREAU
 (KFBS)                                      (KFB)


By:     /s/ Stanley R. Ahlerich             By:     /s/ Stanley R. Ahlerich
     Name:  Stanley R. Ahlerich                  Name:  Stanley R. Ahlerich
     Title: President                            Title: President


KANSAS FARM BUREAU LIFE INSURANCE
 COMPANY, INC. (Insurance Subsidiary)


By:      /s/ Stanley R. Ahlerich
     Name:   Stanley R. Ahlerich
     Title:  President